Exhibit 10.1

Execution Copy

CERTAIN INFORMATION IDENTIFIED WITH THE MARK “(***)”, “(***%***)” AND “(***$***)” HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE SUCH INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

OPTION AND LICENSE AGREEMENT

by and BETWEEN

MEDIMMUNE LIMITED

and

AEVI GENOMIC MEDICINE, INC.

TABLE OF CONTENTS

ARTICLE 1
OPTION		1
1.1.	Binding Provisions on the Agreement Effective Date	1
1.2.	Aevi’s Option to Make Entire Agreement Binding	1
1.3.	Covenants of MedImmune	2
1.4.	Competition Law Approvals	2
ARTICLE 2
DEFINITIONS		2
2.1.	Definitions	2
2.2.	Additional Definitions	11
ARTICLE 3
LICENSES AND INTELLECTUAL PROPERTY OWNERSHIP		12
3.1.	License Grant	12
3.2.	Sublicenses	12
3.3.	Ownership of and Rights to Intellectual Property	12
3.4.	MedImmune Covenant to Aevi	13
3.5.	No Other Rights	13
ARTICLE 4
TECHNOLOGY TRANSFER		13
4.1.	Technology Transfer	13
4.2.	Antibody Material and Clinical Material	13
4.3.	Cell Line	14
4.4.	Disclaimers	14
ARTICLE 5
DEVELOPMENT, MANUFACTURE AND RELATED DILIGENCE		14
5.1.	Development	14
5.2.	Specific Development Responsibilities	15
5.3.	Third Parties	15
ARTICLE 6
COMMERCIALIZATION AND RELATED DILIGENCE		16
6.1.	Diligence in Commercialization	16
6.2.	Commercialization	16
6.3.	Commercial Manufacturing and Supply	16
6.4.	Medical and Scientific Affairs	16

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ARTICLE 7
FINANCIAL PROVISIONS		16
7.1.	Licensee Fees	16
7.2.	Milestones	18
7.3.	Royalties	19
7.4.	Reports and Royalty Payments	19
7.5.	Payment Provisions Generally	19
7.6.	Maintenance of Records; Audits	21
ARTICLE 8
INTELLECTUAL PROPERTY PROTECTION AND RELATED MATTERS		22
8.1.	Filing, Prosecution and Maintenance of MedImmune Patent Rights	22
8.2.	Invalidity or Unenforceability Defenses or Actions	23
8.3.	Enforcement of Patent Rights	23
8.4.	Biosimilar Arrangements	25
8.5.	Claimed Infringement of Third Party Rights	26
8.6.	Product Trademarks	27
8.7.	Patent Term Extensions in the Territory	28
ARTICLE 9
CONFIDENTIALITY		28
9.1.	Confidential Information	28
9.2.	Required Disclosures	28
9.3.	Permitted Disclosures	29
9.4.	Public Announcements and Use of Names	29
ARTICLE 10
TERM AND TERMINATION		29
10.1.	Term	29
10.2.	Termination by MedImmune.	30
10.3.	Termination by Aevi	30
10.4.	Effects of Termination	31
10.5.	Rights in Bankruptcy	33
10.6.	Return of Confidential Information	34
10.7.	Survival	34
ARTICLE 11
REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		34
11.1.	Mutual Representations and Warranties	34
11.2.	MedImmune Representations and Warranties	35
11.3.	Aevi Representations and Warranties	38
11.4.	Warranty Disclaimer	39
11.5.	No Consequential Damages	39
11.6.	Indemnification and Insurance	40

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ARTICLE 12
MISCELLANEOUS PROVISIONS		41
12.1.	Governing Law	41
12.2.	Jurisdiction; Venue; Service of Process	41
12.3.	Assignment	42
12.4.	Amendments	42
12.5.	Notices	43
12.6.	Force Majeure	43
12.7.	Compliance with Export Regulations	44
12.8.	Independent Contractors	44
12.9.	Further Assurances	44
12.10.	No Strict Construction	44
12.11.	Performance by Affiliates	44
12.12.	Construction	44
12.13.	Headings	45
12.14.	No Implied Waivers; Rights Cumulative	45
12.15.	Severability	45
12.16.	No Third Party Beneficiaries	45
12.17.	Dispute Resolution	45
12.18.	Execution in Counterparts	45

Schedules

Schedule 2.1.46 – MedImmune Know-How

Schedule 2.1.47 – MedImmune Patent Rights

Schedule 4.2 – Antibody Material to be Provided to Aevi

Schedule 4.3 – Cell Line to be Provided to Aevi

Exhibits

Exhibit A – Press Release

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OPTION AND LICENSE AGREEMENT

This Option and License Agreement (this “Agreement”) dated the 6th day of August 2019 (the “Agreement Effective Date”) is by and between MedImmune Limited, a company organized under the laws of England and Wales “MedImmune”), and Aevi Genomic Medicine, Inc., a Delaware corporation (“Aevi”). MedImmune and Aevi may each be referred to herein individually as a “Party” and collectively as the “Parties.”

INTRODUCTION

WHEREAS, MedImmune owns or otherwise controls certain intellectual property relating to MEDI2338, a fully human anti-IL-18 monoclonal antibody;

WHEREAS, Aevi is a pharmaceutical company with a focus on developing and commercializing products for the treatment of various diseases; and

WHEREAS, Aevi is interested in developing and commercializing products that contain MEDI2338 on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Article 1
OPTION

1.1.         Binding Provisions on the Agreement Effective Date. Upon the Agreement Effective Date, only Article 1, Article 2, and Article 9 through Article 12 shall be binding on, and in full force and effect between, the Parties.

1.2.         Aevi’s Option to Make Entire Agreement Binding. At Aevi’s option, all Articles of this Agreement shall immediately become binding on, and in full force and effect between, the Parties upon Aevi giving MedImmune written notice of its exercise of such option (the “Election Notice”) no later than 5:00 PM Eastern Time on the date that is (***) after the Agreement Effective Date (the “Deadline”); provided that Aevi may not exercise such option before the first date on which (a) Aevi has closed a transaction or series of transactions pursuant to which Aevi issues and sells shares of Common Stock and/or securities exercisable or convertible into Common Stock from which Aevi receives at least (***) (***$***) of gross proceeds and (b) the Competition Law Approvals have been received. The Parties may agree to extend the Deadline by a maximum of (***) successive (***) periods (with each (***) period agreed being the “Extended Deadline”); provided, however, that (i) if all Competition Law Approvals sought by the Parties have not been obtained by the Deadline (or the first Extended Deadline, as the case may be), each Extended Deadline shall be automatically effective and (ii) except as set forth in the preceding clause (i), in no event shall either Party be obligated to agree to any Extended Deadline. The date of Aevi’s Election Notice is referred to in this Agreement as the “License Effective Date.”

1.3.         Covenants of MedImmune. During the Term, MedImmune shall not enter into any negotiations, option, license or other agreement with any Third Party regarding the evaluation, development, license, sale, transfer, disposition or commercialization of any of the MedImmune Intellectual Property or the Molecule in the Field.

1.4.         Competition Law Approvals.

1.4.1.      Filing. No later than five (5) Business Days after the Agreement Effective Date, the Parties shall agree as to whether Competition Law Approvals should be sought in any jurisdiction. With respect to each jurisdiction from which the Parties agree to seek Competition Law Approvals, each Party shall file or cause to be filed all necessary requests for Competition Law Approvals to the relevant Governmental Entity. Each Party shall respond as promptly as practicable to any inquiries or requests received from any Governmental Entity for additional information or documentation and, subject to the proviso in Section 1.4.2, use Commercially Reasonable Efforts to cause the waiting periods under the applicable Competition Laws to terminate or expire at the earliest possible date after the date of filing. Each Party shall be responsible for its own legal fees in connection with the preparation of its portion of the notifications required under the applicable Competition Laws, and each Party shall be responsible for fifty percent (50%) of any filing fees of both Parties with respect thereto.

1.4.2.      Cooperation. The Parties shall cooperate with each other to obtain the mutually agreed Competition Law Approvals as promptly as practicable following the Agreement Effective Date; provided, however, in no event shall either Party or any of its Affiliates be required (in order to obtain any such Competition Law Approval) to (a) divest or hold separate any of its or their respective businesses, product lines or assets or (b) take or agree to take any other action or agree to any limitation with respect to any of its or their respective businesses, product lines or assets.

Article 2
DEFINITIONS

2.1.         Definitions. When used in this Agreement, each of the following terms shall have the following meanings:

2.1.1.      “Accounting Standards” means with respect to a Party, as applicable, (a) United States generally accepted accounting principles (“GAAP”) or (b) International Financial Reporting Standards, in each case consistently applied.

2.1.2.      “Aevi Improvements” means any and all Improvements to the MedImmune Intellectual Property, Aevi Patent Rights or Aevi Know-How created, conceived or reduced to practice by Aevi, or its Affiliates, agents, or sublicensees or by Third Parties acting on Aevi’s or its Affiliates’, agents’, or sublicensees’ behalf, while performing activities under this Agreement.

2.1.3.      “Aevi Intellectual Property” means Aevi Know-How, Aevi Patent Rights and Aevi Improvements.

2.1.4.      “Aevi Know-How” means Know-How that (a) is owned by Aevi or any of its Affiliates during the Term, and (b) is entirely related to the Molecule or a Product, and (c) is reasonably necessary or useful in connection with the Development, Manufacture, use or Commercialization of the Molecule or a Product in the Field.

2.1.5.      “Aevi Patent Rights” means any Patent Rights claiming any composition or method of making or method of use of the Molecule or a Product that (a) are owned by Aevi or any of its Affiliates during the Term, and (b) are entirely related to the Molecule or a Product, and (c) are reasonably necessary or useful in connection with the Development, Manufacture, use or Commercialization of the Molecule or a Product in the Field.

2.1.6.      “Affiliate” means, with respect to any Person, any other Person which controls, is controlled by, or is under common control with such Person as of or after the Agreement Effective Date. A Person shall be regarded as in control of another entity if it owns or controls fifty percent (50%) or more of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority) or has the power to control the management and policies of the subject entity, whether through ownership, contract or otherwise.

2.1.7.      “Annual Net Sales” means the combined Net Sales for all Products in the Territory within a Contract Year.

2.1.8.      “Applicable Law” means, with respect to a country in the Territory, the laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities applicable to the Development, Manufacturing or Commercialization of Products, that may be in effect from time to time in such country.

2.1.9.      “Bankruptcy Code” means Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States.

2.1.10.    “Biosimilar” means, with respect to a reference brand biologic product and a particular jurisdiction, a biologic product: (a) that is highly similar to such reference brand biologic product notwithstanding minor differences in clinically inactive components; (b) has no clinically meaningful differences from such reference brand biologic product in terms of safety, purity and potency; and (c) for which a Biosimilar Application is approved by the relevant Regulatory Authority of such jurisdiction.

2.1.11.    “Biosimilar Application” means a Regulatory Approval Application for a product claimed to be biosimilar or interchangeable to any Product, or otherwise relying on the approval of such Product, in each case in accordance with Applicable Law in the jurisdiction in which the product is sought to be marketed and sold.

2.1.12.    “BLA” means a Biologics License Application filed with FDA or the equivalent thereof filed with any other Regulatory Authority.

2.1.13.    “Blocking Patent” means any Patent Rights owned or controlled by a Third Party that are infringed or are reasonably likely to be infringed by the manufacture, use, offer for sale, sale or import of the Molecule or the Molecule that is a part of a Product in the Field in the Territory.

2.1.14.    “Business Day” means a day on which banking institutions in New York, New York are open for business.

2.1.15.    “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party which results in the stockholders or equity holders of such Party not owning at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, or (b) except in the case of a bona fide equity or debt financings, whether private or public, in which a Party issues new shares of its capital stock or securities convertible into shares of such Party, a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates.

2.1.16.    “CMC” means chemistry, manufacturing and controls.

2.1.17.    “Combination Product” means a Product that is comprised of or contains the Molecule as an active ingredient together with one (1) or more other active ingredients and is sold either as a fixed dose/unit or as separate doses/units.

2.1.18.    “Commercialization” means any and all activities constituting using, marketing, promoting, distributing, offering for sale, selling and importing a Product in the Field in the Territory and shall include, but not be limited to, promotion, as well as activities required to fulfill ongoing post-approval regulatory obligations, including adverse event reporting and sales force training. When used as a verb, “Commercialize” means to engage in Commercialization.

2.1.19.    “Commercially Reasonable Efforts” means a measure of effort consistent with Applicable Law and industry standards and practices followed by pharmaceutical companies in the United States of similar size and resources as Aevi and its Affiliates in total with respect to their pharmaceutical products of a similar value, stage, development, life cycle, and commercial potential, taking into consideration safety and efficacy, development costs, the anticipated prescription label and all other relevant factors, including, without limitation, the nature of the Product and the clinical setting in which it is expected to be used.

2.1.20.    “Common Stock” means Aevi’s common stock, par value $0.0001 per share.

2.1.21.    “Competition Law Approvals” means all consents and approvals of, and declarations and filings with, Governmental Entities, and all applicable waiting periods (and any extensions thereof), required pursuant to applicable Competition Laws in order for MedImmune to lawfully grant to Aevi the licenses under the MedImmune Intellectual Property contemplated by this Agreement.

2.1.22.    “Competition Laws” means HSR and all rules and regulations issued thereunder and any similar laws, rules and regulations of any foreign jurisdiction that may require the consent and/or approval of, or declaration or filings with, a Governmental Entity in order for MedImmune to lawfully grant to Aevi the licenses under the MedImmune Intellectual Property contemplated by this Agreement.

2.1.23.    “Confidential Information” means, with respect to each Party, proprietary data or information that belong in whole or in part to such Party, its Affiliates or sublicensees, including, without limitation, (a) all MedImmune Intellectual Property, MedImmune Excluded IP, and Aevi Intellectual Property, (b) any information designated as Confidential Information of such Party hereunder, in all cases that, if disclosed in writing, is marked with the words “Confidential,” “Proprietary” or words of similar import, and if disclosed orally or visually, is described in reasonable detail in a written notice sent by the Disclosing Party to the Receiving Party within thirty (30) days of the oral or visual disclosure requesting that such information be treated as Confidential Information hereunder and (c) all information that a reasonable person would understand to be confidential or proprietary in nature, whether or not marked as such.

2.1.24.    “Confidentiality Agreement” means the Mutual Confidentiality Agreement dated March 3, 2017 between MedImmune and Aevi.

2.1.25.    “Contract Quarters” means the successive three (3) month periods in each Contract Year ending on March 31, June 30, September 30 or December 31.

2.1.26.    “Contract Year” means the twelve (12) month period beginning on January 1 and ending on December 31 of each calendar year, provided, however, that the first Contract Year shall be the period of time beginning on the License Effective Date and ending on December 31 of that year. Each Contract Year, except the first Contract Year, shall be divided into four (4) Contract Quarters.

2.1.27.    “Control” or “Controlled” means with respect to any (a) material, item of information, method, data or other Know-How, or (b) intellectual property right, the possession (whether by ownership or license, other than pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access and/or a license as provided herein under such item or right without violating any Third Party rights thereto or the terms of any agreement or other arrangement with any Third Party existing before or after the License Effective Date.

2.1.28.    “Development” means all pre-clinical, clinical, CMC and regulatory activities with respect to a Product in the Field in a given country in the Territory from the License Effective Date until Regulatory Approval of such Product in such country is obtained for the indication under study. When used as a verb, “Develop” means to engage in Development.

2.1.29.    “EU5” means France, Germany, Italy, Spain and the United Kingdom.

2.1.30.    “Executive Officers” means the Chief Executive Officer and President of Aevi (or an executive of Aevi designated by such person(s)) and the Executive Director and Chief Executive Officer of AstraZeneca plc (or an executive of AstraZeneca plc or MedImmune designated by such Chief Executive Officer).

2.1.31.    “FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time (21 U.S.C. Section 301 et seq.), together with any rules and regulations promulgated thereunder.

2.1.32.    “FDA” means the United States Food and Drug Administration, or a successor agency in the United States with responsibilities comparable to those of the United States Food and Drug Administration.

2.1.33.    “Field” means all indications and uses in human health.

2.1.34.    “First Commercial Sale” means, with respect to a given Product in a country in the Territory, the first commercial sale in an arms-length transaction of such Product to a Third Party by or on behalf of Aevi, its Affiliate or its sublicensee in such country following receipt of the applicable Regulatory Approval of such Product to Commercialize such Product in such country.

2.1.35.    “Governmental Entity” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities with jurisdiction to review the substantive impact of deals on competition, including Federal Trade Commission of the United States and the United States Department of Justice.

2.1.36.    “Hatch-Waxman Act” means the U.S. Drug Price Competition and Patent Term Restoration Act, as amended from time to time.

2.1.37.    “HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

2.1.38.    “Improvements” means any and all ideas, information, Know-How, data research results, writings, inventions, discoveries, modifications, enhancements, derivatives, new uses, developments, techniques, materials, compounds, products, designs, processes or other technology or intellectual property, whether or not patentable or copyrightable, and all Patent Rights and other intellectual property rights in any of the foregoing.

2.1.39.    “IND” means an Investigational New Drug Application, as defined in the FD&C Act, or similar application or submission that is required to be filed with any Regulatory Authority before beginning clinical testing of the Molecule or a Product in human subjects.

2.1.40.    “Indirect Taxes” means value added, sales, consumption, goods and services taxes or other similar taxes required by Applicable Law to be disclosed as a separate item on the relevant invoice.

2.1.41.    “Initiation” means the administration of the first dose of a Product to a human being in a POC Study or a Phase 2b/3 Clinical Trial, as applicable, for which Aevi or one of its Related Parties is the sponsor.

2.1.42.    “Know-How” means any non-public, proprietary invention, discovery, process, method, composition, formula, procedure, protocol, technique, result of experimentation or testing, information, data, trade secret, material, drawings, illustrations or other artwork, technology or other know-how, whether or not patentable or copyrightable.

2.1.43.    “Manufacturing” means, as applicable, all activities associated with the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and storage of the Molecule or Products, including process and formulation development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control, whether such activities are conducted by a Party, its Affiliates or a Third Party contractor of such Party. When used as a verb, “Manufacture” means to engage in Manufacturing.

2.1.44.   “MedImmune Excluded IP” means certain patents and know-how relating to MedImmune’s Manufacturing and trade secrets including proprietary media and feed information related to the Molecule.

2.1.45.     “MedImmune Intellectual Property” means MedImmune Know-How and MedImmune Patent Rights, collectively.

2.1.46.    “MedImmune Know-How” means the Know-How listed on Schedule 2.1.46 and the MedImmune Documentation.

2.1.47.    “MedImmune Patent Rights” means the Patent Rights listed on Schedule 2.1.47.

2.1.48.    “Molecule” means the fully human anti-IL-18 monoclonal antibody known at MedImmune as MEDI2338.

2.1.49.    “Net Sales” means, with respect to a Product for any period, the gross amount billed or invoiced by Aevi, its Affiliates or its or their sublicensees (including distributors of authorized generic versions of the Product(s)) to Third Parties for the sale of a Product (the “Invoiced Sales”), less deductions for:

(a)                normal and customary trade, quantity and prompt settlement discounts (including chargebacks and allowances) actually allowed;

(b)               amounts repaid or credited by reason of rejection, return or recall of goods, rebates or bona fide price reductions;

(c)                freight, postage, shipping and insurance expenses to the extent that such items are included in the gross amount invoiced;

(d)               customs and excise duties and other taxes or duties related to the sales to the extent that such items are included in the gross amount invoiced;

(e)                rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program;

(f)                the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to such Product;

(g)               any actual bad debt expense recorded in accordance with the Accounting Standards from customers related to sales of a Product, such bad debt not to exceed (***) (***%***) of the total Invoiced Sales less the deductions set forth above in 2.1.44 (a) to (f). If any bad debt is subsequently recovered, it shall be included as Net Sales.

Any of the deductions listed above that involves a payment by Aevi, its Affiliates or its or their sublicensees shall be taken as a deduction in the Contract Quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, a Product shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions of such Product for pre-clinical or clinical purposes or as samples, in each case, without charge. Aevi’s, its Affiliates’ or its or their sublicensees’ transfer of any Product to an Affiliate or sublicensee shall not result in any Net Sales, unless such Product is consumed or administered by such Affiliate or sublicensee in the course of its commercial activities. With respect to any Product that is consumed or administered by Aevi or its Affiliates or its or their sublicensees, Net Sales shall include any amount billed or invoiced with respect to such consumption or administration, including any services provided in connection therewith.

In the event that a Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the average invoice price in such country of any Product that contains the same Molecule as such Combination Product as its sole active ingredient(s), if sold separately in such country and B is the average invoice price in such country of each product that contains active ingredient(s) other than the Molecule(s) contained in such Combination Product as its sole active ingredient(s), if sold separately in such country; provided that the invoice price in a country for each Product that contains only the Molecule and each product that contains solely active ingredient(s) other than the Molecule(s) included in the Combination Product shall be for a quantity comparable to that used in such Combination Product and of substantially the same class, purity and potency. If either such Product that contains the Molecule(s) as its sole active ingredient or a product that contains an active ingredient (other than the Product) in the Combination Product as its sole active ingredient(s) is not sold separately in a particular country, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country that takes into account the medical contribution to the Combination Product of and all other factors reasonably relevant to the relative value of, the Molecule(s), on the one hand and all of the other active ingredient(s), collectively, on the other hand. In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements shall be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with Aevi’s, its Affiliates’ or its or their sublicensees’ existing allocation method; provided that any such allocation to a Product shall be (i) done in accordance with Applicable Law, including any price reporting laws, rules and regulations and (ii) subject to clause (i), in no event no greater than a pro rata allocation, such that the portion of each of foregoing rebates, discounts and other forms of reimbursements shall not be included as deductions from Invoiced Sales hereunder in any amount greater than the proportion of the number of units of such Product sold by Aevi, its Affiliates or its or their sublicensees to Third Parties hereunder compared to the number of units of all the products sold by Aevi, such Affiliates and such sublicensees to Third Parties to which such foregoing rebate, discount or other form of reimbursement, as applicable, are granted Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Aevi, its Affiliates or its or their sublicensees, which must be in accordance with the Accounting Standards.

2.1.50.  “Patent Rights” means all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, revivals or revalidations, supplementary protection certificates and patents of addition) and patent applications (including all provisional applications, continuations, continuations-in-part and divisions).

2.1.51.  “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

2.1.52.  “Phase 2b/3 Clinical Trial” means a human clinical trial of a Product in the United States that is designed to evaluate both dosing requirements and the effectiveness of the Product for a particular indication in patients with the disease or condition under study, as described under 21 C.F.R. §312.21 (as hereafter modified or amended).

2.1.53.  “PHS Act” means the Public Health Services Act (Title 42, U.S.C., Chapter 6A). As used herein the PHS Act will refer, more specifically, to 42 USC § 262, which governs the regulation of biological products.

2.1.54.  “POC Study” means a human clinical trial of a Product in the United States that is designed to preliminarily evaluate safety, tolerability, and short term efficacy of the Molecule or a Product for a particular indication in patients with the disease or condition under study.

2.1.55.  “Product” means a product containing the Molecule, alone or in combination with one or more other active pharmaceutical ingredients.

2.1.56.  “Product Trademarks” means the trademark(s), service mark(s), accompanying logos, trade dress and/or indicia of origin used in connection with the distribution, marketing, promotion and Commercialization of any Product in a country in the Territory. For purposes of clarity, the term Product Trademark(s) shall not include the corporate names and logos of either Party or their Affiliates, or sublicensee(s).

2.1.57.  “Regulatory Approval” means the approval of the applicable Regulatory Authority necessary for the testing, commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export and sale of a Product in a country in the Territory, including, where required, separate pricing and/or reimbursement approvals.

2.1.58.  “Regulatory Approval Application” means an application submitted to the appropriate Regulatory Authority seeking Regulatory Approval of a Product in a country in the Territory, including, without limitation, INDs and BLAs.

2.1.59.  “Regulatory Authority” means any applicable supranational, national, regional, state or local regulatory agency, department, bureau, commission, council or other government entity involved in granting of Regulatory Approval for a Product in a jurisdiction within the Territory, including, without limitation, the FDA.

2.1.60.  “Regulatory Exclusivity” means, with respect to a Product, that Third Parties are prevented from legally developing, manufacturing or commercializing a product that could compete with such Product in a country, either through data exclusivity rights, orphan drug designation, or such other rights conferred by a Regulatory Authority in such country, other than through Patent Rights.

2.1.61.  “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, Manufacture, or Commercialize any Product in a country in the Territory.

2.1.62.  “Related Party” means Aevi’s Affiliates and permitted sublicensees.

2.1.63.  “Royalty Term” means, on a country-by-country basis, the period of time commencing on the date of the First Commercial Sale of the first Product in such country and extending until the later of (a) (***) from the date of the First Commercial Sale of such Product in such country; (b) the expiration in such country of the last Valid Claim of the last to expire MedImmune Patent Rights or (c) expiration of Regulatory Exclusivity in such country.

2.1.64.  “Territory” means worldwide.

2.1.65.  “Third Party” means any Person other than a Party or any of its Affiliates.

2.1.66.  “Valid Claim” means any claim in an issued and unexpired patent within the MedImmune Patent Rights which has not been disclaimed, abandoned, revoked, or held unenforceable, unpatentable or invalid by a governmental agency or competent court.

2.2.          Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Defined Term	Section Reference
“Accredited Investor”	11.2.7
“Action”	12.2.1
“Aevi”	Preamble
“Aevi Indemnitees”	11.6.2
“Agreement”	Preamble
“Agreement Effective Date”	Preamble
“Antibody Material”	4.2
“Anti-Bribery Laws”	11.1.5
“Audited Party”	7.6.2
“Blocking Patent Claims”	8.5.3(a)
“BPCIA”	8.4.2
“Breaching Party”	10.2.1
“Cell Line”	4.3
“Clinical Material”	4.2
“CMO”	10.4.1
“Common Stock”	7.1.2
“Deadline”	1.2
“Development Progress Notice”	5.1.2
“Date of Notice”	10.2.1
“Disclosing Party”	9.1
“Election Notice”	1.2
“First BLA”	7.2
“First MAA”	7.2
“embodiments of intellectual property”	10.5
“Indemnitee”	11.6.3
“Indication”	5.1.3
“Infringement Claim”	8.5.1
“Infringement Defense Costs”	8.5.3(d)
“IP”	10.5
“License Effective Date”	1.2
“Losses”	11.6.1
“MedImmune Documentation”	4.1
“MedImmune Indemnitees”	11.6.1
“MedImmune”	Preamble
“Milestone Event”	7.2
“Milestone Payment”	7.2
“Party”	Preamble
“Parties”	Preamble
“Patent Challenge”	8.2.2
“Product Candidate”	5.1.3
“Public Filings”	11.2.8
“Receiving Party”	9.1
“SEC”	7.1.3
“Section 351(k) Applicant”	8.4.1
“Securities Act”	7.1.3
“Shares”	7.1.2
“Term”	10.1
“Third Party Claim”	11.6.1

Article 3
LICENSES AND INTELLECTUAL PROPERTY OWNERSHIP

3.1.          License Grant. Subject to the terms and conditions of this Agreement, MedImmune hereby grants Aevi an exclusive (even as to MedImmune) worldwide license, with the right to sublicense as provided in Section 3.2, the MedImmune Intellectual Property to Develop, have Developed, Manufacture, have Manufactured, Commercialize and have Commercialized the Molecule and Products in the Field in the Territory.

3.2.          Sublicenses.

3.2.1.      Right to Sublicense. Aevi may sublicense the rights granted to it under Section 3.1 to one or more of its Affiliates or Third Parties at any time. Aevi shall remain responsible for the performance of its sublicensees under this Agreement, including for all payments due hereunder, whether or not such payments are made by Aevi, its Affiliates or its sublicensees. Aevi shall notify MedImmune of any sublicense within five (5) Business Days of the grant of the sublicense.

3.2.2.      Terms. Each sublicense granted by Aevi under this Agreement shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement including, in the case of agreements with any commercializing sublicensee the following provisions: (a) a requirement that such sublicensee submit applicable sales or other reports consistent with those required hereunder; (b) an audit requirement similar to the requirement set forth in Section 7.6; and (c) a requirement that such sublicensee comply with the confidentiality and non-use provisions of Article 9 with respect to both Parties’ Confidential Information. Notwithstanding any sublicense, Aevi shall remain at all times fully liable for its obligations under this Agreement.

3.2.3.      Effect of Termination on Sublicenses. If this Agreement terminates for any reason, Aevi shall use its Commercially Reasonable Efforts to assign to MedImmune or its designee and MedImmune shall use Commercially Reasonable Efforts to assume Aevi’s rights, obligations, and interest under and in any agreement it has with a sublicensee from the effective date of such termination; provided, however, that such sublicensee is not in breach of its sublicense agreement and such sublicensee agrees to comply with all of the terms of this Agreement to the extent applicable from the rights originally sublicensed to it by Aevi; and provided, further, that: (a) MedImmune shall not be liable for, and shall be indemnified and held harmless by Aevi against, any and all liability of Aevi arising under the sublicense agreement prior to the effective date of such termination; and (b) Aevi shall not be liable for, and shall be indemnified and held harmless by MedImmune against, any and all liability arising under the sublicense agreement on or after the effective date of such termination.

3.3.          Ownership of and Rights to Intellectual Property.

3.3.1.      Aevi Intellectual Property. Aevi is and shall remain the sole owner of the Aevi Intellectual Property.

3.3.2.      MedImmune Intellectual Property. MedImmune is and shall remain the sole owner of the MedImmune Intellectual Property.

3.4.          MedImmune Covenant to Aevi. MedImmune covenants not to sue Aevi, its Affiliates, its sublicensees and the respective successors and assigns of each of the foregoing for infringement (whether direct, contributory, inducement or otherwise) of any Patent Rights Controlled by any of MedImmune or its Affiliates (including the Patent Rights within the MedImmune Excluded IP) arising out of the Development, Manufacture or Commercialization of the Molecule or a Product by or on behalf of Aevi, its Affiliates, its sublicensees and the respective successors and assigns during the Term. MedImmune shall cause its Affiliates and its and its Affiliates’ respective licensees, sublicensees, successors and assigns to comply with the foregoing sentence as if each of them were MedImmune.

3.5.          No Other Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any ownership interest or other right in any, Know-How or Patent Rights of the other Party, including items Controlled or developed by the other Party, or provided by the other Party to the receiving Party at any time pursuant to this Agreement. For avoidance of doubt, the license granted under Section 3.1 does not include rights to MedImmune Intellectual Property related to any molecules that are not the Molecule, and MedImmune or its Affiliates are not subject to any exclusivity limitations for molecules targeting IL-18 that are not the Molecule.

Article 4
TECHNOLOGY TRANSFER

4.1.          Technology Transfer. To the extent not previously provided to Aevi as of the License Effective Date, MedImmune shall provide to Aevi copies of all documentation that: (a) Aevi reasonably requests; (b) MedImmune is able to readily locate; and (c) is reasonably necessary to support Aevi’s Regulatory Approval Applications (“MedImmune Documentation”) as well as all MedImmune Know-How; provided the foregoing shall not be construed so as to require MedImmune to provide any MedImmune Excluded IP. With respect to MedImmune Documentation provided to Aevi under this Section 4.1, MedImmune may invoice Aevi at the rate of (***$***) per hour for the time spent locating and preparing such MedImmune Documentation for transfer to Aevi, and Aevi shall pay such invoice within thirty (30) days after receipt of the MedImmune Documentation and MedImmune’s invoice. Aevi acknowledges that due to MedImmune’s inactivity with the Molecule there may be very limited or no further MedImmune Documentation which MedImmune is able to provide or readily locate. There shall be no further technology transfer assistance provided to Aevi by MedImmune or any of its Affiliates with respect to requests made by Aevi (***) after the License Effective Date except that at Aevi’s request, MedImmune shall provide Regulatory Authorities with access to MedImmune Excluded IP if necessary for Aevi to receive approval of a Regulatory Approval Application.

4.2.          Antibody Material and Clinical Material. Promptly after the request of Aevi, but no sooner than the License Effective Date and no later than two (2) months after the License Effective Date, MedImmune or its designee shall deliver to Aevi or its designee the quantities of the Molecule in the form set forth on Schedule 4.2 (the “Antibody Material”) and any remaining clinical material of the Molecule in the possession of MedImmune (if any) (“Clinical Material”) at no charge to Aevi other than packing and transportation. Such delivery shall be FCA (Incoterms 2010) MedImmune’s place of shipment. Aevi shall pay MedImmune’s invoice for packing and transportation costs within thirty (30) days after receipt of the Antibody Material and MedImmune’s invoice. Within sixty (60) days of the License Effective Date the Parties will negotiate and enter into a quality assurance agreement. For clarity, Aevi acknowledges and agrees that MedImmune shall be under no obligation to manufacture any additional Antibody Material.

4.3.          Cell Line. Promptly after the request of Aevi, but no sooner than the License Effective Date and no later than two (2) months after the License Effective Date, MedImmune or its designee shall deliver to Aevi or its designee the quantity of frozen vials of the cell line used to express the Molecule (“Cell Line”) set forth on Schedule 4.3 at no charge to Aevi other than packing and transportation. Such delivery shall be FCA (Incoterms 2010) MedImmune’s place of shipment. Aevi shall pay MedImmune’s invoice for packing and transportation costs within thirty (30) days after receipt of the Cell Line and MedImmune’s invoice. For clarity, Aevi acknowledges and agrees that MedImmune shall be under no obligation to provide any additional quantities of the Cell Line.

4.4.          Disclaimers. EXCEPT FOR THE IMPLIED WARRANTY OF TITLE, MEDIMMUNE PROVIDES THE ANTIBODY MATERIAL, CLINICAL MATERIAL AND CELL LINE “AS-IS”, AND MEDIMMUNE DISCLAIMS ANY AND ALL IMPLIED WARRANTIES (OTHER THAN THE IMPLIED WARRANTY OF TITLE) CONCERNING THE ANTIBODY MATERIAL, CLINICAL MATERIAL AND CELL LINE INCLUDING WARRANTIES CONCERNING THE QUALITY, CONDITION, EFFICACY, SAFETY OR UTILITY OF THE ANTIBODY MATERIAL, CLINICAL MATERIAL AND THE CELL LINE INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. For the avoidance of doubt, except as otherwise provided in this Agreement, Aevi has no liability to MedImmune for any loss or casualty of the Antibody Material, Clinical Material and/or Cell Line or obligation to reimburse MedImmune for any such loss or casualty or Aevi’s use of quantities of the Antibody Material, Clinical Material and/or Cell Line and MedImmune has no liability for any claims, losses or casualty arising from Aevi’s use of the Antibody Material, Clinical Material, and/or the Cell Line.

Article 5
DEVELOPMENT, MANUFACTURE AND RELATED DILIGENCE

5.1.          Development.

5.1.1.      Responsibility. Aevi is solely responsible for all Development and regulatory activities, and the expenses related thereto, with respect to the Development of the Molecule and the Product(s) in the Field in the Territory.

5.1.2.      POC Studies. Aevi shall conduct one or more POC Studies in one or more indications selected by Aevi using the Antibody Material, as requalified by Aevi at its sole cost and expense. Within thirty (30) days after completion of each POC Study, Aevi shall notify Medimmune in writing as to whether Aevi plans to progress a Product into further clinical Development in the indication that was the subject of the just completed POC Study (each, a “Development Progress Notice”) or conduct another POC Study for another indication.

5.1.3.      Diligence in Development. With respect to each Product that is the subject of a Development Progress Notice (each, a “Product Candidate”) and its related indication (each, an “Indication”), Aevi shall use Commercially Reasonable Efforts to Develop such Product Candidate in such Indication for Commercialization in the United States, the EU5 and Canada. Aevi shall provide MedImmune a written update regarding Aevi’s development activities hereunder with respect to the licensed Molecule upon MedImmune’s reasonable request,

5.2.          Specific Development Responsibilities.

5.2.1.      Clinical Development. Without limiting Aevi’s obligations under Section 5.1.3, with respect to each Product Candidate and Indication, Aevi shall develop, a clinical development strategy for the United States, the EU5 and Canada.

5.2.2.      Manufacturing. Aevi is solely responsible for the Manufacture of the Molecule and each Product Candidate in the Field in the Territory for clinical Development purposes. To the extent not included in the MedImmune Know-How, Aevi is solely responsible for generating necessary CMC data on the Molecule and each Product Candidate for regulatory filings, including any Regulatory Approval Application.

5.2.3.      Regulatory Strategy. Without limiting Aevi’s obligations under Section 5.1.3, with respect to each Product Candidate and Indication, Aevi shall develop a regulatory strategy for the countries in the United States, the EU5 and Canada, including the strategy for preparation and submission of the required IND and clinical protocols thereunder and, if Development is successful, a BLA for the Product Candidate in the applicable Indication. With respect to each Product Candidate and Product, Aevi and its Related Parties are solely responsible for all interactions and communications with Regulatory Authorities including, without limitation, in relation to INDs, BLAs, label development, advisory committee meetings or their equivalent (if applicable) and negotiation with Regulatory Authorities regarding post-approval requirements/commitments.

5.2.4.      Regulatory Approvals. All Regulatory Approval Applications and Regulatory Approvals shall be owned by Aevi or its Related Party.

5.2.5.      Records. Aevi shall maintain written scientific records of Development in reasonable detail consistent with Aevi's record keeping for its other products.

5.3.          Third Parties. Aevi and its Related Parties shall be entitled to utilize the services of Third Parties, including Third Party contract research organizations and service providers to perform their respective Development activities; provided, however, that Aevi shall remain at all times fully liable for its responsibilities under this Agreement. Any agreement with a Third Party to perform Aevi’s Development obligations under this Agreement shall be consistent with Aevi’s obligations under this Agreement including confidentiality and non-use provisions which are no less stringent than those set forth in Article 9.

Article 6
COMMERCIALIZATION AND RELATED DILIGENCE

6.1.          Diligence in Commercialization. With respect to each Product that receives Regulatory Approval in the United States, the EU5 or Canada Aevi, through itself and its Related Parties, shall use Commercially Reasonable Efforts to Commercialize such Product in the applicable Indication in such country.

6.2.          Commercialization. Aevi is solely responsible for all, and, as between MedImmune and Aevi, shall record all top line revenues in connection with, Commercialization activities relating to Products in the Field in the Territory.

6.3.          Commercial Manufacturing and Supply. Aevi is solely responsible for the Manufacture of the Molecule and each Product for commercial purposes in the Field in the Territory.

6.4.          Medical and Scientific Affairs. Aevi is solely responsible for medical and scientific affairs and programs, including professional symposia and other educational activities with respect to each Product in the Field in the Territory. Aevi shall have the exclusive right to respond to all questions or requests for information about the Products made by any medical professionals or any other Person in Field in the Territory.

Article 7
FINANCIAL PROVISIONS

7.1.          Licensee Fees.

7.1.1.      Cash Payment. Within five (5) Business Days following the License Effective Date, Aevi shall pay MedImmune an amount equal to (***) (***$***) by wire transfer of immediately available and cleared funds pursuant to wire transfer instructions provided by MedImmune in writing.

7.1.2.      Issuance of Aevi Common Stock. Within five (5) Business Days following the License Effective Date, Aevi shall issue to MedImmune shares of fully-paid and non-assessable Common Stock, in an amount calculated by dividing (i) (***) (***$***) by (ii) the average of the closing price per share of Common Stock for each of the (***) trading days ending on the License Effective Date, as reported by the Nasdaq Stock Market (the “Shares”) (or if the Common Stock is not then traded on the Nasdaq Stock Market, then as reported by the national securities exchange, over-the-counter market or other securities trading platform on which the Common Stock is then listed or traded and for which transactions in the Common Stock are regularly reported); provided that if the issuance of the Shares would result in MedImmune owning greater than 19.9% of Aevi’s then issued and outstanding Common Stock (after giving effect to the issuance of, and including, the Shares), then MedImmune shall receive shares of Common Stock such that MedImmune would own shares of Common Stock not in excess of 19.9% of the then issued and outstanding shares of Common Stock, with the balance of the Shares otherwise payable hereunder to be paid by Aevi in cash.

7.1.3.      Registration of Shares. At its sole expense, Aevi shall prepare and file with the Securities and Exchange Commission (the “SEC”) a resale registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”) (it being agreed that such registration statement shall be a registration statement filed for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or any successor rule), including any post-effective amendment thereto, if then available to Aevi, and if Form S-3 is not then available to Aevi, such resale registration statement shall be on Form S-1 or any similar or successor form under the Securities Act (the registration statement filed pursuant to this Section 7.1.3 being referred to as the “Registration Statement”)) for the resale of all or part of the Shares. Aevi shall file the Registration Statement as promptly as practicable following the License Effective Date, but in no event later than the thirtieth (30th) calendar day following the License Effective Date provided, however, that if such date is not a Business Day or is such other day that the SEC is closed for business, the date by which such Registration Statement shall be filed shall be extended to the next Business Day on which the SEC is open for business. Such registration statement shall be in the form of a customary resale registration statement and shall include a plan of distribution permitting MedImmune to sell the Shares by any method legally available (including direct sales to purchasers, a sale to or through brokers, dealers or agents, a sale over the internet, block sales, derivative transactions with third parties, sales in connection with short sales and other hedging transactions). Aevi shall afford MedImmune reasonable opportunity to review and provide comments on a draft of the Registration Statement prior to filing. After the filing of the Registration Statement, Aevi shall use Commercially Reasonable Efforts to cause the Registration Statement to be declared effective by the SEC staff as soon as practicable, but in no event later than the sixtieth (60th) calendar day following the License Effective Date (or the ninetieth (90th) calendar day following the License Effective Date in the event of a full review by the SEC); provided, however, that if Aevi is notified by the SEC that the Registration Statement will not be reviewed or is no longer subject to further review and comments, the date by which such Registration Statement shall be declared effective by the SEC staff shall be the fifth (5th) Business Day following the date on which Aevi is so notified if such date precedes the dates otherwise required above; provided, further, that if any such date is not a Business Day or is such other day that the SEC is closed for business, the date by which such Registration Statement shall be declared effective by the SEC staff shall be extended to the next Business Day on which the SEC is open for business. Thereafter, Aevi shall use Commercially Reasonable Efforts to keep such Registration Statement continuously effective, including by filing any necessary post-effective amendments to such Registration Statement or a new registration statement until the earlier of (a) the date on which all of the Shares have been sold, either pursuant to such Registration Statement or any successor registration statement filed under the Securities Act, (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder) or pursuant to Rule 144 or other exemption from registration under the Securities Act, (b) such time as none of the Shares are outstanding, and (c) such time as all Shares owned by MedImmune are able to be sold by MedImmune without restriction as to volume or manner of sale pursuant to Rule 144 under the Securities Act; provided that, in the case of clause (c), Aevi has delivered an opinion of counsel reasonably satisfactory to the transfer agent for the Common Stock to such effect. Aevi shall use Commercially Reasonable Efforts to cooperate with MedImmune in any sales of Shares pursuant to the Registration Statement, and shall amend or supplement the Registration Statement or prospectus relating to such Registration Statement as may be reasonably requested by MedImmune, or as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Shares, for so long as MedImmune owns any Shares. Further, Aevi shall file all reports required to be filed by it under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and the SEC’s rules and regulations thereunder, and will take such further action as MedImmune may reasonably request, to the extent required to enable MedImmune to sell Shares without registration under the Securities Act in accordance with Rule 144. Aevi shall use Commercially Reasonable Efforts to cause the Shares to be listed on the Nasdaq Global Market or such other national securities exchange on which the Common Stock is then listed. For the avoidance of doubt, Aevi will not be deemed to have breached its obligation to use Commercially Reasonable Efforts to cause the Shares to be listed on the Nasdaq Global Market in the event that its Common Stock is delisted from the Nasdaq Global Market.

7.2.          Milestones. In consideration of the license granted to Aevi pursuant to Section 3.1, Aevi shall make the following one time milestone payments to MedImmune (each, a “Milestone Payment”) no later than thirty (30) days after the end of the Contract Quarter in which Aevi or any of its Related Parties achieve the corresponding milestone event (each, a “Milestone Event”):

Development Milestone	Payment
(***)	(***$***)
(***)	(***$***)
(***)	(***$***)
(***)	(***$***)
(***)	(***$***)
Total Development Milestones	(***$***)

Sales Related Milestones	Payment
Annual Net Sales ≥ (***$***)	(***$***)
Annual Net Sales ≥ (***$***)	(***$***)
Annual Net Sales ≥ (***$***)	(***$***)
Annual Net Sales ≥ (***$***)	(***$***)
Total Sales Related Milestones	(***$***)

Once Aevi has made any particular Milestone Payment under this Section 7.2, Aevi shall not be obligated to make any payment under this Section 7.2 with respect to the re-occurrence of the same Milestone Event, whether or not such re-occurrence is with respect to a different or the same Product.

7.3.          Royalties.

7.3.1.      Full Royalty Rate. Aevi shall pay MedImmune royalties as a percentage of aggregate Annual Net Sales generated in each country of sale of the Products in the Territory during the period in which a Valid Claim or Regulatory Exclusivity exists in such country at the applicable rates set forth below:

Increment of Annual Net Sales	Royalty Rate
Less than (***$***)	(***%***)
≥ (***$***)	(***%***)

7.3.2.      Reduced Royalty Rate. Aevi shall pay MedImmune royalties as a percentage of aggregate Annual Net Sales generated in each country of sale of the Products in the Territory during the period in which no Valid Claim or Regulatory Exclusivity exists in such country or in which a Biosimilar is commercialized in such country at (***%***) of the rates set forth in the table in Section 7.3.1.

7.3.3.      Expiration of Royalty. The obligation to pay royalty under Section 7.3 shall expire on a country-by-country basis upon the expiration of the Royalty Term in such country.

7.4.          Reports and Royalty Payments. Within sixty (60) days after the end of each Contract Quarter commencing in the Contract Quarter immediately following the Contract Quarter in which there was the First Commercial Sale of any Product, Aevi shall deliver to MedImmune a report setting forth for the previous Contract Quarter the following information on a Product-by- Product basis: (a) the gross sales and Net Sales of each Product, (b) the number of units sold by Aevi and its Related Parties, (c) the royalty due hereunder, (d) the applicable exchange rate as determined pursuant to Section 7.5.5; and (e) the calculation of any true-up required with respect Net Sales reported and payments made in connection with prior Contract Quarter(s). The total royalty due to MedImmune for the sale of Products during such Contract Quarter shall be remitted at the time such report is made.

7.5.          Payment Provisions Generally.

7.5.1.      Taxes and Withholding. All amounts payable under this Agreement shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law. Except as provided in this Section 7.5, each Party shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from payments and remitted by the other Party) levied on account of, or measured in whole or in part by reference to, any payments it receives. Each Party shall deduct or withhold from the payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if a Party is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to the other Party or the appropriate governmental authority (with the assistance of the other Party to the extent that this is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve such Party of its obligation to withhold such tax and that Party shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that a Party has received evidence of the other Party’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time the payments are due. If, in accordance with the foregoing, a Party withholds any amount, it shall make timely payment to the proper taxing authority of the withheld amount and send to the other Party proof of such payment within ten (10) days following such payment.

7.5.2.      Gross Up. If the paying Party transfers (whether by way of legal or equitable assignment, declaration of trust, novation or otherwise) the benefit in whole or in part of this Agreement or, after the Agreement Effective Date, changes its tax residence or the permanent establishment to which the rights under the Agreement are allocated and. a payment under this Agreement is subject to withholding tax where the payment would not have been subject to withholding tax or would have been subject to a lower rate of withholding tax in the absence of such transfer, change in tax residence or permanent establishment, then the paying Party or its assignee (as the case may be) shall be obliged to pay to the recipient such sum as will after such deduction or withholding has been made leave the recipient with the same amount as it would have been entitled to receive had no transfer, change in tax residence or permanent establishment taken place.

7.5.3.      Anti-Tax Evasion. (a) Each of Aevi and MedImmune represents, warrants and undertakes that it nor its Affiliates shall commit a UK tax evasion facilitation offence under section 45(5) of the UK Criminal Finances Act 2017 in connection with or attributable to this Agreement or the transactions contemplated hereby, (b) each Party shall promptly report to the other Party any apparent breach of Section 7.5.3(a) and shall (i) answer, in reasonable detail, any written or oral inquiry from the other Party related to its and its Affiliates compliance with Section 7.5.3(a), (ii) facilitate the interview of employees of such Party by the other Party (or any agent of such Party) at any reasonable time specified by the inquiring Party related to such Party’s compliance with Section 7.5.3(a) and (iii) co-operate with the inquiring Party and/or any governmental authority in relation to any investigation relating to the matters referred to in Section 7.5.3(a), in all cases, as reasonably required to enable that other Party to comply with its undertaking in Section 7.5.3(a).

7.5.4.      Indirect Taxes. Notwithstanding anything to the contrary contained in this Section 7.5.4 or elsewhere in this Agreement, the following shall apply with respect to Indirect Taxes. All payments are stated exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any payments, the payer shall pay such Indirect Taxes as the applicable rate in respect of any such payments, following the receipt, where applicable, of an Indirect Taxes invoice issued in the appropriate form by the payee in respect of those payments to which such Indirect Taxes relate. The Parties shall issue invoices for all goods and services supplied under this Agreement consistent with Indirect Tax requirements, and to the extent any invoice is not initially issued in an appropriate form, the parties shall cooperate to provide such information or assistance as may be necessary to enable the issuance of such invoice consistent with Indirect Tax requirements. MedImmune acknowledges that based on current Applicable Law, MedImmune does not intend to invoice Aevi for value added taxes in respect of the transactions effected by this Agreement.

7.5.5.      Payment and Currency Exchange. All amounts payable and calculations hereunder shall be in United States dollars and shall be paid by bank wire transfer in immediately available and cleared funds to such bank account as may be designated in writing by MedImmune from time to time. Whenever for the purposes of calculating royalties payable under this Agreement, conversion from any foreign currency will be required, all amounts will first be calculated in the currency in which the activity was paid or sale was recorded and then converted into United States dollars equivalent using its, its Affiliates or sublicensee’s, as applicable, standard conversion methodology consistent with the relevant applicable Accounting Standards. All payments will be non-refundable and not creditable once received by MedImmune except for any applicable accounting true-ups.

7.5.6.      Overdue Payments. If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest compounding on a daily basis) of nine hundred (900) basis points above the U.S. effective federal funds rate, as adjusted each Business Day and published by the Federal Reserve Bank of New York through its website (https://apps.newyorkfed,org/markets/autorates/fed%20funds) (or in the event that U.S. effective federal funds rate is no longer an applicable reference rate, such reasonably equivalent alternative as may be selected by MedImmune in its reasonable discretion), such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest. Notwithstanding the previous sentence, the payable interest rate shall never be less than nine hundred (900) basis points.

7.6.          Maintenance of Records; Audits.

7.6.1.      Record-Keeping. Aevi shall keep, and shall cause its Related Parties to keep, books and accounts of record in connection with the sale of Products and in sufficient detail to permit accurate determination of all figures necessary for verification of royalties to be paid hereunder. Aevi shall maintain, and shall cause its Related Parties to maintain, such records for a period of at least three (3) years after the end of the Contract Year in which they were generated.

7.6.2.      Audits. Upon thirty (30) days’ prior written notice from MedImmune, Aevi or any of its Related Parties receiving the written notice (the “Audited Party”) shall permit an independent certified public accounting firm of nationally recognized standing selected by MedImmune and reasonably acceptable to the Audited Party, to examine, at MedImmune’s sole expense, the relevant books and records of the Audited Party and its Affiliates as may be reasonably necessary to verify the amounts reported in accordance with Section 7.4 and the payment of royalties hereunder. An examination by MedImmune under this Section 7.6.2 shall occur not more than once in any Contract Year and shall be limited to the pertinent books and records for any Contract Year ended not more than two (2) years before the date of the request. The accounting firm shall be provided access to such books and records at the Audited Party’s facility(ies) where such books and records are normally kept and such examination shall be conducted during the Audited Party’s normal business hours. The Audited Party may require the accounting firm to sign a standard non-disclosure agreement before providing the accounting firm access to the Audited Party’s facilities or records. Upon completion of the audit, the accounting firm shall provide Aevi, MedImmune and the Audited Party a written report disclosing any discrepancies in the reports submitted by the Audited Party or, as applicable, the royalties paid, and in each case, the specific details concerning any discrepancies. No other information pertaining to the Audited Party’s books and records shall be provided to MedImmune.

7.6.3.      Underpayments/Overpayments. If such accounting firm correctly concludes (such conclusion subject to the dispute resolution procedures set forth in Section 12.17) that additional royalties were due to MedImmune, Aevi shall, if applicable, pay to MedImmune the additional royalties within sixty (60) days after the date Aevi receives such accountant’s written report so correctly concluding (unless disputed in good faith hereunder). If such underpayment exceeds ten percent (***%***) of the royalties that were to be paid for all audited periods, Aevi also shall reimburse MedImmune for all out-of-pocket expenses incurred in conducting the audit. If such accounting firm correctly concludes that Aevi overpaid royalties to MedImmune, then MedImmune shall refund such overpayments to Aevi, within sixty (60) days after the date MedImmune receives such accountant’s report so correctly concluding.

7.6.4.      Confidentiality. All financial information of an Audited Party that is subject to review under this Section 7.6 shall be deemed to be Confidential Information of such Audited Party subject to the provisions of Article 9, and MedImmune shall not disclose such Confidential Information to any Third Party or use such Confidential Information for any purpose other than verifying payments to be made by Aevi to MedImmune hereunder.

Article 8
INTELLECTUAL PROPERTY PROTECTION AND RELATED MATTERS

8.1.          Filing, Prosecution and Maintenance of MedImmune Patent Rights.

8.1.1.      Responsibility. Subject to Section 8.1.4, Aevi through counsel to Aevi but reasonably acceptable to MedImmune shall have primary responsibility for and control over the prosecution and maintenance of the MedImmune Patent Rights throughout the Territory in MedImmune’s name, all at Aevi’s sole cost and expense.

8.1.2.      Information Sharing; Comment. Aevi shall keep MedImmune reasonably informed of patent prosecution activities concerning the MedImmune Patent Rights in the Territory and provide MedImmune with copies of material correspondence (including, but not limited to, applications, office actions, responses, etc.) relating to prosecution of the MedImmune Patent Rights. MedImmune may provide comments and suggestions with respect to any material actions to be taken by Aevi, and Aevi shall reasonably consider all comments, suggestions and prosecution actions recommended by MedImmune.

8.1.3.      Common Interest. All information exchanged between the Parties regarding preparation, filing, prosecution or maintenance of the MedImmune Patent Rights shall be deemed Confidential Information. In addition, the Parties acknowledge and agree that, with regard to such preparation, filing, prosecution and maintenance of the MedImmune Patent Rights, the interests of the Parties are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the MedImmune Patent Rights, including, without limitation, privilege under the common interest doctrine and similar or related doctrines. To be clear, all information exchanged between counsel to each of the Parties regarding the preparation, filing, prosecution or maintenance of the MedImmune Patent Rights shall be deemed Confidential Information and subject to the common interest doctrine.

8.1.4.      Election Not to Continue Prosecution; Abandonment. If Aevi elects not to continue the prosecution or maintenance of a MedImmune Patent Right in the Territory, then (a) Aevi shall so notify MedImmune promptly in writing of its intention in good time to enable MedImmune to meet any deadlines by which an action must be taken to establish or preserve any such rights in such patent in the Territory and (b) MedImmune shall have the right, but not the obligation, to file for, or continue to prosecute, maintain or enforce, or otherwise pursue such MedImmune Patent Rights in the Territory, and Aevi shall cooperate with MedImmune in regards thereto.

8.1.5.      Cooperation. MedImmune shall reasonably cooperate (a) if necessary and appropriate, with Aevi in gaining patent term extensions and the like wherever applicable to MedImmune Patent Rights; and (b) Aevi’s prosecution and maintenance of the MedImmune Patent Rights; both (a) and (b) at Aevi’s sole cost and expense.

8.2.          Invalidity or Unenforceability Defenses or Actions.

8.2.1.      Notices. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the MedImmune Patent Rights by a Third Party of which such Party becomes aware.

8.2.2.      Response. In the event that a Third Party challenges any of the MedImmune Patent Rights, regardless of the name or procedure including, without limitation, opposition, validity challenge, interference, re-examination, reissue, derivation, supplemental examination, post-grant review, inter-parties review, negotiation, claim, declaratory judgment action or counterclaim or affirmative defense in an infringement suit brought under Section 8.3 (each, a “Patent Challenge”), Aevi shall have the first right, but not the obligation, to: (a) defend and prosecute the Patent Challenge in its own name, at its own expense (provided that such expenses shall be treated as Infringement Defense Costs), and on its own behalf; (b) to the extent applicable to the Patent Challenge, ultimately enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and (c) settle the Patent Challenge; provided, however, that MedImmune shall have the second right, but not the obligation, to take such actions at its own expense and in its own name with respect to a Patent Challenge if Aevi chooses not to defend and prosecute such Patent Challenge. MedImmune shall join any such Patent Challenge if necessary to avoid dismissal of the Patent Challenge. In all cases, Aevi agrees to keep MedImmune reasonably apprised of the status and progress of the Patent Challenge.

8.3.          Enforcement of Patent Rights.

8.3.1.      Notification. Each Party shall promptly report in writing to the other Party during the Term any (a) known or suspected infringement of any MedImmune Patent Rights or (b) unauthorized use or misappropriation of any Confidential Information, including MedImmune Intellectual Property, by a Third Party of which it becomes aware, and shall provide the other Party with all available evidence supporting such infringement or unauthorized use or misappropriation.

8.3.2.      Rights to Enforce. In respect of Products in the Field in the Territory, Aevi shall have the first right, but not the obligation, to take any reasonable measures it deems appropriate to stop infringing activities in the Field in the Territory, including (a) initiating or prosecuting an infringement or other appropriate suit or action against, and (b) settling or ceasing any such infringement action or other suit, including, but not limited to, granting adequate rights and licenses necessary for continuing such activities in the Territory to any Third Party who at any time has infringed, or is suspected of infringing, any MedImmune Patent Rights, or of using without proper authorization any MedImmune Know-How claiming or relating to the Molecule or Products. In the event that Aevi elects not to take action pursuant to this Section 8.3.2, Aevi shall so notify MedImmune in writing of its intention within ninety (90) days after Aevi’s notice of such infringement activities, or within such shorter time as is necessary to enable MedImmune to meet any deadlines by which an action must be taken to establish or preserve any enforcement rights. Thereafter, the Parties shall consult with one another in an effort to determine whether a reasonably prudent licensee would institute litigation to enforce the MedImmune Intellectual Property in question in light of all relevant business and economic factors (including, but not limited to, the projected cost of such litigation, the likelihood of success on the merits, the probable amount of any damage award, the prospects for satisfaction of any judgment against the alleged infringer, the possibility of counterclaims against the Parties or likely Patent Challenges, the impact of any possible adverse outcome on the Parties and the effect any publicity might have on the Parties’ respective reputations and goodwill). If, after such process, it is unanimously determined that a suit should be filed and Aevi does not file suit or commence settlement negotiations forthwith against the infringer, then MedImmune shall have the right, at its own expense, to enforce the MedImmune Intellectual Property in question on behalf of itself and Aevi and MedImmune shall have the right, but not the obligation, to take any such reasonable measures to stop such infringing activities by such alleged infringer.

8.3.3.      Procedures; Expenses and Recoveries. The Party having the right to initiate any infringement suit under Section 8.3.2 shall have the sole and exclusive right to select counsel for any such suit and shall pay all expenses of the suit, including attorneys’ fees and court costs and reimbursement of the other Party’s reasonable out-of-pocket expenses in rendering assistance requested by the initiating Party. If required under Applicable Law in order for the initiating Party to initiate and/or maintain such suit, or if either Party is unable to initiate or prosecute such suit solely in its own name, in each case, the other Party shall join as a party to the suit and shall execute and cause its Affiliates to execute all documents necessary for the initiating Party to initiate litigation to prosecute and maintain such action. In addition, at the initiating Party’s request, the other Party shall provide reasonable assistance to the initiating Party in connection with an infringement suit at no charge to the initiating Party except for reimbursement by the initiating Party for reasonable out-of-pocket expenses incurred in rendering such assistance. The non-initiating Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense. If the Parties obtain from a Third Party, in connection with such suit, any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation), such amounts shall be allocated as follows:

(a)               in all cases, first to reimburse the initiating Party for all expenses of the suit, including attorneys’ fees and disbursements, court costs and other litigation expenses, and then to reimburse the other Party for its reasonable attorneys’ fees and disbursements, court costs and other litigation expenses; and

(b)               if Aevi is the initiating Party, any of the remaining amount that relates to the Molecule or Product shall be treated as if it were Net Sales of Aevi, with MedImmune receiving a royalty on such remaining amount pursuant to the terms of Section 7.3, and the balance being retained by Aevi; and

(c)               if MedImmune is the initiating Party, MedImmune shall pay Aevi an amount equal to (i) the balance of any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation) following the deductions set forth in Section 8.3.3(a) multiplied by (ii) a fraction, the numerator of which is the reasonable attorneys’ fees and disbursements, court costs and other litigation expenses incurred by Aevi in connection with such suit and the denominator of which is the reasonable attorneys’ fees and disbursements, court costs and other litigation expenses incurred by Aevi and MedImmune in connection with such suit.

8.4.          Biosimilar Arrangements.

8.4.1.      Notice of Third Party Applications. In the event of a dispute or potential dispute that has not ripened into a demand, claim or suit of the type described in Section 8.2, the same principles governing control of the resolution of the dispute, consent to settlements of the dispute, and implementation of the settlement of the dispute (including sharing in and allocating the payment or receipt of damages, license fees, royalties and other compensation) will apply. Notwithstanding anything herein to the contrary, within three (3) years after Regulatory Approval is achieved with respect to a BLA for a Product in the United States (or such shorter time as the Parties agree in the case of a Product in the United States that does not earn reference product exclusivity under the PHS Act), the Parties shall consult as to potential strategies with respect to unexpired Patent Rights Controlled by either Party that potentially could be asserted if an unlicensed person engaged in the making, using, offering to sell, selling, or importing into the United States of a product described in a Biosimilar Application filed by a Third Party applicant (a “Section 351(k) Applicant”).

8.4.2.      Cooperation and Enforcement. If Aevi, as the reference product sponsor of the Product within the meaning of section 351(l)(1)(A) of the PHS Act, receives notice of a Biosimilar Application filed by a Section 351(k) Applicant that references such Licensed Product and related manufacturing information in accordance with section 351(l)(2)(A) of the PHS Act or receives a notice of commercial marketing in accordance with section 351(l)(8)(A) of the PHS Act, then Aevi shall provide notice to MedImmune, and the Parties shall discuss and MedImmune shall reasonably cooperate with Aevi in determining Aevi’s course of action with regard to (a) engaging in the information exchange provisions of the Biologics Price Competition and Innovation Act of 2009, Section 351(k) of the Public Health Service Act, as may be amended, supplemented, or replaced (the “BPCIA”), including providing a list of patents that relate to the relevant Product, (b) engaging in the patent resolution provisions of the BPCIA, and (c) determining which patents will be the subject of immediate patent infringement action under section 351(l)(6) of the BPCIA. In the event that the Parties do not agree with respect to the exercise of any such rights, Aevi shall make the final determination with respect thereto, including without limitation with respect to (a), (b) and (c) above provided, however, that MedImmune’s obligation shall be to reasonably cooperate with Aevi, and Aevi shall bear all out-of-pocket costs and expenses in connection with the exercise of any such rights or actions. If any patent litigation commences with respect to a Biosimilar Application filed by a Section 351(k) Applicant that references such Product, then the provisions of Section 8.3 shall thereafter apply as if such Section 351(k) Applicant were an infringer or suspected infringer.

8.5.          Claimed Infringement of Third Party Rights.

8.5.1.      Notice. In the event that a Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, any Party, or any of such Party’s respective Affiliates or sublicensees, claiming infringement of its Patent Rights (including with respect to a Blocking Patent) or unauthorized use or misappropriation of its Know-How, based upon an assertion or claim arising out of the Development, Manufacture or Commercialization of the Molecule or a Product in the Territory (“Infringement Claim”), such Party shall promptly notify the other Party of the Infringement Claim or the commencement of such action, suit or proceeding, enclosing a copy of the Infringement Claim and all papers served.

8.5.2.      Primary Right to Defend. Aevi shall have the first right, but not the obligation, to defend all Infringement Claims brought in the Territory against either Party or any of its Affiliates or sublicensees arising out of the Development, Manufacture or Commercialization of the Molecule or a Product in the Territory; provided that the foregoing shall not be construed to require Aevi to defend MedImmune against a breach of MedImmune’s representations and warranties set forth herein.

8.5.3.      Procedure.

(a)               To the extent that (i) the Infringement Claim, whether in the form of an assertion by a Third Party or a filed litigation (or other formal dispute resolution procedure), directly relates to a Blocking Patent or (ii) a Blocking Patent is identified (a “Blocking Patent Claim”), Aevi shall have the first right to control any negotiations and discussions with the Third Party to resolve the Blocking Patent Claim in the Territory by acquiring a license under the Blocking Patent. For the avoidance of doubt, if MedImmune acquires any rights to any Blocking Patent in the Territory, such rights shall be considered MedImmune Intellectual Property subject to the license granted to Aevi in Section 3.1. If Aevi is unable to resolve the Blocking Patent Claim by acquiring a license under the Blocking Patent on terms that are commercially reasonable to Aevi, in Aevi’s discretion, then MedImmune may negotiate a license with the Third Party under the Blocking Patent in the Territory in the Field. Any expense incurred by Aevi in connection with obtaining rights under or to a Blocking Patent including any ongoing royalties or milestone payments shall be offset against any royalties or other payments payable under this Agreement as Infringement Defense Costs under Section 8.5.3(d).

(b)               Aevi shall have the first right to control any negotiations and discussions with the Third Party to resolve the Infringement Claim in the Territory by acquiring a license under the relevant Patents and Know-How. If Aevi is unable to resolve the Infringement Claim by acquiring a license under the relevant Patent Rights or Know-How on terms that are commercially reasonable to Aevi, in Aevi’s discretion and if the Infringement Claim has not been brought via litigation or other formal dispute resolution procedure, then MedImmune may negotiate a license with the Third Party under the Patent Rights or Know-How in the Territory in the Field. For the avoidance of doubt, if MedImmune acquires any rights to any Patent Rights or Know-How in the Territory, such rights shall be considered MedImmune Intellectual Property subject to the license granted to Aevi in Section 3.1. Any expense incurred by Aevi in connection with obtaining rights under or to Patent Rights or Know-How to resolve an Infringement Claim shall be offset against any royalties or other payments payable thereunder as Infringement Defense Costs under Section 8.5.3(d).

(c)               Aevi shall have the sole and exclusive right to select counsel to defend any Infringement Claim brought via litigation or other formal dispute resolution procedure; provided that it shall consult with MedImmune with respect to selection of counsel for such defense. Aevi shall keep MedImmune informed, and shall from time to time consult with MedImmune regarding the status of any such claims and shall provide MedImmune with copies of all material documents filed in, and all material written communications relating to, any suit brought in connection with such claims. MedImmune shall also have the right to participate and be represented in any such claim or related suit, at its own expense. Aevi shall not settle any Infringement Claims that would adversely impact any of the MedImmune Patent Rights (such as invalidation of or narrowing the scope of any claim of any of the MedImmune Patent Rights) or purport to impose any obligations on MedImmune, without obtaining the prior written consent of MedImmune or its Affiliate, as applicable, which consent shall not be unreasonably withheld.

(d)               Except to the extent MedImmune owes an indemnification obligation to Aevi under this Agreement, all litigation costs and expenses incurred by Aevi in connection with Infringement Claims or Patent Challenges, and all damages and settlement payments, including any ongoing royalties or milestone payments negotiated by Aevi under Sections 8.2.2, 8.5.3(a) or 8.5.3(b), payable by Aevi to the Third Party in respect of Infringement Claims or Patent Challenges (“Infringement Defense Costs”) shall be borne by Aevi; provided that: (i) Aevi may deduct Infringement Defense Costs as incurred against the royalties and Milestone Payment that become payable to MedImmune under Sections 7.2 and 7.3; but (ii) no quarterly payment of royalties or any milestone payment shall be reduced by more than (***) (***%***) of the amount otherwise payable under this Agreement. For the avoidance of doubt, if Aevi is unable to fully deduct Infringement Defense Costs against any royalties and Milestone Payment payable to MedImmune because such amounts are less than the then-current balance of the Infringement Defense Costs (as a result of clause (ii) of this Section 8.5.3(d) or otherwise), the undeducted amount(s) shall carry over to each succeeding accrual of royalties and Milestone Payments until fully deducted.

8.6.            Product Trademarks. Aevi and/or its Related Parties, as applicable, shall select and own the Product Trademarks for each Product and shall be solely responsible for filing and maintaining the Product Trademarks in the Territory (including payment of costs associated therewith). Aevi shall assume full responsibility, at its sole cost and expense, for any infringement of a Product Trademark for a Product by a Third Party and any claims of infringement in the Territory of the rights of a Third Party by the use of a Product Trademark in connection with a Product.

8.7.            Patent Term Extensions in the Territory. The Parties shall use reasonable efforts to obtain all available extensions of Patent Rights (including those available under the Hatch-Waxman Act). Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such extensions. The Parties shall cooperate with each other in gaining such extensions wherever applicable to Patent Rights. The Party first eligible to seek extension of any such Patent Rights shall have the right to do so; provided that if the first Party has an option to extend the patent term for only one of several patents, the first Party shall consult with the other Party before making the election. If more than one patent is eligible for extension, the Parties shall select, in good faith, a strategy that shall maximize patent protection and commercial value for each Product.

Article 9
CONFIDENTIALITY

9.1.            Confidential Information. All Confidential Information disclosed by a Party (together with its Affiliates, the “Disclosing Party”) to the other Party (together with its Affiliates, the “Receiving Party”) before or during the Term shall be used by the Receiving Party solely in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the Receiving Party and shall not otherwise be disclosed by the Receiving Party to any other Person, firm, or agency, governmental or private (other than a Party’s Affiliates), without the prior written consent of the Disclosing Party, except to the extent that the Confidential Information (as determined by competent documentation):

9.1.1.      was known or used by the Receiving Party prior to its date of disclosure to the Receiving Party; or

9.1.2.      either before or after the date of the disclosure to the Receiving Party, is lawfully disclosed to the Receiving Party by sources other than the Disclosing Party rightfully in possession of the Confidential Information; or

9.1.3.      either before or after the date of the disclosure to the Receiving Party, becomes published or generally known to the public (including information known to the public through the sale of products in the ordinary course of business) through no fault or omission on the part of the Receiving Party or its sublicensees; or

9.1.4.      is independently developed by or for the Receiving Party without reference to or reliance upon the Confidential Information.

9.2.            Required Disclosures. Section 9.1 shall not preclude the Receiving Party from disclosing Confidential Information to the extent such Confidential Information is required to be disclosed by the Receiving Party to comply with Applicable Laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure. If a public disclosure of Confidential Information is required by any Applicable Laws, including, without limitation, in a filing with the United States Securities and Exchange Commission or submission to an exchange on which any securities of a Party is listed, the disclosing Party shall provide copies of the disclosure (but shall be permitted to redact or omit portions of any filing, submission or disclosure not relevant to this Agreement) reasonably in advance of such filing or other disclosure, for the non-disclosing Party’s prior review and comment and to allow the other Party a reasonable time to object to any such disclosure or to request confidential treatment thereof. The disclosing Party shall negotiate in good faith with the applicable Regulatory Authority concerning the confidential treatment request. If the disclosure is substantially similar to prior disclosures made by the Party and for which the obligations of this provision have been satisfied, the disclosing Party need not share such disclosure ahead of it being made.

9.3.           Permitted Disclosures. MedImmune and Aevi each agree that that they shall provide Confidential Information received from the other Party only to their respective directors, officers, employees, consultants, attorneys, vendors, suppliers, sublicensees, collaborators and advisors who have a need to know for the Development, Manufacture, and Commercialization of Products in accordance with this Agreement, for prosecution and maintenance of the MedImmune Patent Rights or to enforce or exercise rights under this Agreement, including in connection with Regulatory Approval Applications and obtaining Regulatory Approvals, provided that such Third Parties are bound by confidentiality obligations at least as strict as this Article 9. In addition, each Party may not disclose the terms of this Agreement (to the extent such terms are confidential) to any Third Party except to actual or prospective lenders, investors, acquirers, licensees/sublicensees or strategic partners or to a Party’s accountants, attorneys and other professional advisors; provided that such disclosures shall be subject to continued confidentiality obligations at least as strict as this Article 9.

9.4.           Public Announcements and Use of Names. No public disclosure of the existence of, or the terms of, this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party in any publicity, news release or public disclosure relating to this Agreement or its subject matter without the prior express written permission of the other Party, except as may be required by Applicable Law or expressly permitted by the terms hereof. A press release agreed upon by the Parties is attached to Exhibit A. If public disclosure of the terms of this Agreement beyond such press release is required by any Applicable Law or the rules and regulations of any securities exchange on which a Party’s securities are traded, the disclosing Party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure, but not later than five (5) Business Days prior to the filing, for the non-disclosing Party’s prior review and comment and to allow the other Party a reasonable time to object to any such disclosure or to request confidential treatment thereof. If the disclosure is substantially similar to prior disclosures made by the Party and for which the obligations of this provision have been satisfied, the disclosing Party need not share such disclosure ahead of it being made.

Article 10
TERM AND TERMINATION

10.1.        Term. This Agreement shall commence on the Agreement Effective Date and remain in effect until terminated in accordance with the terms of this Agreement, (the “Term”), provided, however, that if Aevi has not provided an Election Notice to MedImmune by 5:00 PM Eastern Time on last day of the Deadline (or any relevant Extended Deadline) the Agreement will automatically terminate. After expiration of the Royalty Term for a Product in a given country, no further royalties shall be payable in respect of sales of such Product in such country, and the license granted to Aevi under Section 3.1 shall be a fully paid-up, perpetual, irrevocable, royalty-free and sublicensable license with respect to such Product in such country.

10.2.        Termination by MedImmune.

10.2.1.  Breach. MedImmune will have the right to terminate this Agreement in its entirety, subject to Section 10.2.2, upon delivery of written notice to Aevi in the event of any material breach by Aevi of this Agreement, provided that such breach has not been cured within sixty (60) days after written notice of such breach and MedImmune’s intention to terminate is given by MedImmune to Aevi. Subject to Section 10.2.2, any such termination of this Agreement will become effective at the end of such sixty (60) day cure period, unless Aevi has cured any such breach or default prior to the expiration of such cure period, or, if such breach is not susceptible to cure within the sixty (60) day cure period, then, MedImmune’s right of termination will be suspended only if and for so long as Aevi has provided to MedImmune a written plan that is reasonably calculated to effect a cure within six (6) months thereafter and such plan is acceptable to MedImmune (such acceptance not to be unreasonably withheld, conditioned, or delayed), and Aevi commits to and carries out such plan as provided to MedImmune.

10.2.2.  Dispute. If Aevi reasonably and in good faith disagrees as to whether MedImmune has a basis for terminating this Agreement pursuant to Section 10.2.1, Aevi may contest the allegation in accordance with Sections 12.2 and 12.17. It is understood and acknowledged that, during the pendency of such a dispute, the remaining cure period shall be tolled and all of the terms and conditions of this Agreement will remain in effect, and the Parties will continue to perform all of their respective obligations under this Agreement. No termination by MedImmune pursuant to Section 10.2.1 will be effective unless and until (a) MedImmune’s right to terminate this Agreement under Section 10.2.1 has been finally determined by litigation in accordance with Section 12.2 and (b) Aevi fails to cure the breach giving rise to the right to terminate during the cure period that remains following such determination.

10.2.3.  Abandonment. If Aevi, in its discretion, decides to abandon all of its Development and/or Commercialization efforts with respect to the Products, Aevi shall promptly notify MedImmune in writing of its intent to do so. MedImmune will have the right to terminate this Agreement immediately upon receipt of such notice.

10.3.        Termination by Aevi.

10.3.1.  Cell Line Viability. The Parties acknowledge that following the transfer of the Cell Line to Aevi’s contract manufacturer (the “CMO”) pursuant to Section 4.3, Aevi will promptly instruct the CMO, using standard cell manufacturing techniques, to thaw one randomly selected vial of Cell Line from the Cell Line stored at each of the GPF and Fisher facilities (i.e. two total vials) and attempt to grow cells therefrom so as to confirm that the Cell Line remains alive and able to produce a working cell bank therefrom. If, after such activities, the CMO notifies Aevi that it was not able to produce living cells from such vials, Aevi shall notify MedImmune of such fact, and the Parties shall promptly discuss a remediation plan including that MedImmune will provide technical support reasonably requested by Aevi. If the Parties are unable to agree on remediation plan within sixty (60) days of the date of Aevi’s notice to MedImmune or if after completing the remediation plan, living cells are not produced from the Cell Line, Aevi may terminate this Agreement on written notice to MedImmune.

10.3.2.  Breach. Aevi will have the right to terminate this Agreement in its entirety or on a Product-by-Product basis upon delivery of written notice to MedImmune in the event of any material breach of this Agreement by MedImmune including any failure to provide the Antibody Material and the Cell Line in accordance with this Agreement, and, provided that such breach has not been cured within sixty (60) days after written notice of such breach and Aevi’s intention to terminate is given by Aevi to MedImmune. Any such termination will become effective at the end of such sixty (60) day cure period, unless MedImmune has cured any such breach or default prior to the expiration of such cure period, or, if such breach is not susceptible to cure within the sixty (60) day cure period, then, Aevi’s right of termination will be suspended only if and for so long as MedImmune has provided to Aevi a written plan that is reasonably calculated to effect a cure within six (6) months thereafter and such plan is acceptable to Aevi (such acceptance not to be unreasonably withheld, conditioned, or delayed), and MedImmune commits to and carries out such plan as provided to Aevi.

10.3.3.  Convenience. Upon (a) written notice in the case where Aevi has not provided an Exercise Notice to MedImmune, (b) thirty (30) days prior written notice in the case where Regulatory Approval for Commercialization has not been obtained for any Product in the Field in a jurisdiction in the Territory or (c) ninety (90) days prior written notice in the case where Regulatory Approval for Commercialization in the Field in a jurisdiction in the Territory has been obtained for a Product, such termination to be effective at the end of such notice period, Aevi may terminate this Agreement as to a Product or jurisdiction or this Agreement in its entirety for any reason or no reason, including if Aevi decides to cease all of its Development and/or Commercialization efforts with respect to a Product in a jurisdiction.

10.4.        Effects of Termination.

10.4.1.  Cell Line Termination. If Aevi terminates this Agreement pursuant to Section 10.3.1, then promptly after the request of MedImmune, Aevi or the CMO shall deliver to MedImmune or its designee all remaining quantities of Antibody Material, Clinical Material and Cell Line at no charge to MedImmune other than packing and transportation. Such delivery shall be FCA (Incoterms 2010) Aevi’s place of shipment. MedImmune shall pay Aevi’s invoice for packing and transportation costs within thirty (30) days after receipt of all such materials and Aevi’s invoice. If such request is not made within thirty (30) days after the effective date of termination of this Agreement, Aevi may destroy all such materials, and MedImmune shall reimburse Aevi for the costs of such destruction within thirty (30) days after receipt of invoice therefor.

10.4.2.  Wind-Down or Transfer of Clinical Studies. Unless expressly prohibited by any Regulatory Authority, at MedImmune’s written request, Aevi shall, and shall cause its Affiliates and its and their sublicensees to, (a) transfer control to MedImmune of any or all clinical studies involving the Molecule being conducted by or on behalf of Aevi, an Affiliate or a sublicensee as of the effective date of termination and (b) continue to conduct such clinical studies, at Aevi’s cost, for up to nine (9) months to enable such transfer to be completed without interruption of any such clinical study; provided that (x) MedImmune shall not have any obligation to continue any clinical study unless required by Applicable Law and (y) with respect to each clinical study for which such transfer is expressly prohibited by the applicable Regulatory Authority, if any, Aevi shall continue to conduct such clinical study to completion, at Licensee’s cost and expense.

10.4.3.  Termination by MedImmune for Aevi’s Breach. Without limiting any other legal or equitable remedies that MedImmune may have, if MedImmune terminates this Agreement in accordance with Section 10.2.1, then:

(a)           MedImmune may elect to terminate all related licenses granted under this Agreement subject to Section 3.2.3;

(b)           Aevi shall assign and promptly transfer to MedImmune or its Affiliate, as requested by MedImmune, and MedImmune shall assume and thereafter be fully responsible and liable for and indemnify and hold harmless Aevi with respect to any reliance, use, practice or exploitation of all Regulatory Approval Applications and Regulatory Approvals for the Molecule and Product(s);

(c)           Aevi shall grant MedImmune and its Affiliates a perpetual, royalty-bearing, and exclusive license in the Field in the Territory under all Aevi Intellectual Property to Develop, have Developed, Manufacture, have Manufactured, Commercialize and have Commercialized the Molecule in the Field in the Territory, subject to MedImmune defending, indemnifying and holding harmless Aevi and its Affiliates from any and all claims that arise from the Development, Manufacture and/or Commercialization of the Molecule and Products in the Field in the Territory by any of MedImmune or its Affiliates or licensees and sublicense and further subject to payment of royalty to Aevi as set forth in Sections 10.4.5(a) and 10.4.5(c). Aevi shall also transfer copies of the Aevi Know-How to MedImmune.

(d)           MedImmune may elect to have any agreements to which Aevi is a party providing solely for Development, Commercialization or Manufacturing services for the Molecule or Product(s) in the Territory such as contract research organization contracts and contract manufacturing organization contracts, assigned to MedImmune, to the extent permitted by such agreements and not cancelled, and thereafter MedImmune shall indemnify and hold harmless Aevi from any liabilities arising under such agreements from and after the applicable date of assignment and assumption.

10.4.4.  Termination by Aevi for MedImmune’s Breach. Without limiting any other legal or equitable remedies that Aevi may have, if Aevi terminates this Agreement in accordance with Section 10.3.1, then in addition to any other remedies available to it at law and equity Aevi may, upon its election to do so, terminate any agreements to which Aevi is a party providing for Development, Commercialization or Manufacturing services for the Molecule or Product(s) such as contract research organization contracts and contract manufacturing organization contracts, and MedImmune shall indemnify and hold harmless Aevi in accordance with Section 11.6.2 against any liabilities or obligations arising under such agreements as a result of such terminations in accordance with the terms of this Agreement.

10.4.5.  Termination for Abandonment or Convenience. If the Agreement is terminated pursuant to Sections 10.2.3 or 10.3.3, then:

(a)            the effects of termination set forth in Section 10.4.1 and 10.4.2 shall apply; and

(b)           MedImmune shall pay Aevi royalties on Products that in any way rely on, practice or use any of the Aevi Intellectual Property or the Regulatory Approval Applications or Regulatory Approvals transferred to MedImmune or its Affiliates as a percentage of Annual Net Sales generated in each country of sale of the Products in the Territory as follows:

Stage of Development of the Product as of the Effective Date of Termination	Royalty Rate
(***)	(***%***)
(***)	(***%***)
(***)	(***%***)

(c)            In connection with the royalty set forth in Section 10.4.5(a), MedImmune shall comply with the obligations under Sections 7.4, 7.5 and 7.6, and Aevi shall have the rights under such Sections, except that all references to Aevi in such Sections (as well as the definitions of Net Sales) shall refer to MedImmune and all references to MedImmune in such Sections shall refer to Aevi. For clarity, the royalty set forth in Section 10.4.5(a) shall be Aevi’s sole and exclusive compensation for granting MedImmune a license to Aevi Intellectual Property.

10.5.        Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement, including without limitation Article 3, are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code or analogous provisions of Applicable Law outside the United States, licenses of right to “intellectual property” as defined under Section 101 of the Bankruptcy Code or analogous provisions of Applicable Law outside the United States (hereinafter “IP”). Upon a Party which is a licensor or rights granted under this Agreement entering into any voluntary or involuntary insolvency proceeding during the Term of this Agreement, and notwithstanding any attempted termination of this Agreement by any trustee, administrator or executor of such Party or an applicable bankruptcy court, the Parties agree that: the other Party, as licensee of such rights under this Agreement, shall (i) retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for IP and (ii) retain in perpetuity all rights and licenses herein grant provided such Party continues to pay any royalties otherwise due hereunder (subject to any right of set-off hereunder) and the Party which has entered such insolvency proceeding shall have, to the extent required by applicable bankruptcy laws in order to maintain the other Party's license rights hereunder, no further obligations under this Agreement other than to not interfere with such other Party's license rights hereunder. Each Party hereby grants to the other Party and its Affiliates a right to obtain possession of and to benefit from a complete duplicate of (or complete access to, as appropriate) any such IP and all embodiments of intellectual property, which, if not already in the other Party’s possession, shall be promptly delivered to it upon the other Party’s written request therefor. The term “embodiments of intellectual property” includes all tangible, electronic or other embodiments of rights and licenses hereunder, including the Molecule, Product(s), all Regulatory Approval Applications and Regulatory Approvals, and all Information related to the Molecule and Product(s), MedImmune Patent Rights and MedImmune Know-How, or Aevi Patent Rights and Aevi Know-How, as applicable. Neither Party shall interfere with the exercise by the other Party or its Affiliates of rights and licenses to IP and embodiments of intellectual property licensed hereunder in accordance with this Agreement, and each Party agrees to reasonably assist the other Party and its Affiliates to obtain the IP and embodiments of intellectual property in the possession or control of Third Parties as reasonably necessary or desirable for the other Party or its Affiliates to exercise such rights and licenses in accordance with this Agreement. The Parties agree that the terms of this Agreement are fair and reasonable, are not overly burdensome and have been negotiated in an arms-length transaction between unrelated parties with each Party represented by legal counsel. If any provision herein is deemed onerous or otherwise unenforceable by any applicable bankruptcy court, the Parties shall use good faith efforts to amend the Agreement (e.g., removing such onerous provision) so as to avoid any consequences thereof under applicable bankruptcy laws

10.6.        Return of Confidential Information. Except to the extent otherwise required by Applicable Law, upon termination of this Agreement, each Party shall promptly return to the other Party, delete or destroy all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep copies of such materials in order to satisfy regulatory requirements or obligations under Applicable Law or for archival purposes only. Each Party’s obligations under Article 9 terminate on the date that is five (5) years after the effective date of termination of this Agreement.

10.7.        Survival. The provisions of Article 9 (Confidentiality), Article 11 (Representations and Warranties; Indemnification) and Article 12 (Miscellaneous Provisions) and Sections 3.2.3 (Effect of Termination on Sublicenses), 10.4 (Effect of Termination), 10.6 (Return of Confidential Information) and 10.7 (Survival), any accrued obligation by either Party to make any payment prior to the effective date of termination, and any provision necessary to interpret or give effect to such Sections shall survive any termination of this Agreement in accordance with their respective terms. Except as set forth in this 10.7, upon termination or expiration of this Agreement all other rights and obligations cease. Any termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement before termination.

Article 11
REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

11.1.        Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Agreement Effective Date and covenants that:

11.1.1.  Existence and Authority. It is a corporation (in the case of Aevi) or a limited liability company (in the case of MedImmune) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has full power and authority to enter into this Agreement and to carry out the provisions hereof.

11.1.2.  Authorized Execution; Binding Obligation.

(a)            The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized and approved by all necessary corporate or company action on its part; and

(b)           This Agreement has been duly executed and delivered by it and constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms.

11.1.3.  No Conflicts. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it or its assets may be bound.

11.1.4.  All Consents and Approvals Obtained. Except for Competition Law Approvals, (a) all necessary consents, approvals and authorizations of, and (b) all notices to, and filings by such Party with, all governmental authorities and other Persons required to be obtained or provided by such Party in connection with the execution, delivery and performance of this Agreement have been obtained.

11.1.5.  Compliance with Law. It shall at all times comply with Applicable Laws in all material respects with respect to its activities under this Agreement. Neither it nor any of its Affiliates nor any director, officer, agent, employee, consultant of, or other person associated with, or acting on behalf of, it or its Affiliates has (a) made, authorized, offered or promised to make any payment or transfer of anything of value, directly, indirectly or through a third party, to any foreign government official, employee or other representative (including employees of a government owned or controlled entity or public international organization and including any political party or candidate for public office), in violation of any Anti-Bribery Laws, or any law of similar effect in any jurisdiction to which such Person is subject or (b) otherwise taken any action in violation of any Anti-Bribery Laws, or any law of similar effect in any jurisdiction to which such Person is subject. For the purposes of this Section 11.1.5, the acts specified include (x) the making or payment of any illegal contributions, commissions, fees, gifts, entertainment, travel or other unlawful expenses relating to political activity, (y) the direct or indirect payment, gift, offer, promise or authorization to make a payment, gift, offer or promise of, anything of material value to any foreign government representative and (z) the making of any bribe, illegal payoff, influence payment, kickback or other unlawful payment. “Anti-Bribery Laws” means the United States Foreign Corrupt Practices Act of 1977 or any other anti-bribery laws, statutes, rules or regulations of any country that may be applicable to a Party, including the United Kingdom Bribery Act 2010 and any anti-bribery and related prohibitions implemented under the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

11.2.        MedImmune Representations and Warranties. MedImmune represents and warrants to Aevi that as of the Agreement Effective Date of this Agreement:

11.2.1.  MedImmune Intellectual Property. MedImmune Controls the MedImmune Intellectual Property existing as of the Agreement Effective Date and is entitled to grant the licenses specified herein. The MedImmune Know-How that will be listed in Schedule 2.1.46 will contain, to the knowledge of MedImmune, substantially all the Know-How Controlled by MedImmune as of the Agreement Effective Date with respect to the Molecule excluding MedImmune Excluded IP. MedImmune will deliver to Aevi all the MedImmune Know-How listed in Schedule 2.1.46. The MedImmune Patent Rights listed on Schedule 2.1.47 constitute all of the Patent Rights Controlled by MedImmune as of the Agreement Effective Date that, but for the license granted by Section 3.1, would be infringed by the Development, Manufacture and/or Commercialization of the Molecule or a Product excluding the Patent Rights within the MedImmune Excluded IP. MedImmune has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the MedImmune Intellectual Property in a manner that conflicts with any rights granted to Aevi hereunder, and MedImmune is under no obligation to make any such transfers, conveyances or encumbrances.

11.2.2.  Infringement. To the knowledge of MedImmune, there is no actual or threatened infringement or misappropriation of the MedImmune Intellectual Property in the Field in the Territory by any Third Party or any other infringement, misappropriation or threatened infringement or misappropriation that would adversely affect Aevi’s rights under this Agreement.

11.2.3.  MedImmune Patent Rights. The MedImmune Patent Rights existing as of the Agreement Effective Date are subsisting and, to the knowledge of MedImmune, are not invalid or unenforceable, in whole or in part. There are no written claims asserted or, to MedImmune’s knowledge, threatened against MedImmune or judgments or settlements against or amounts with respect thereto owed by MedImmune or any of its Affiliates relating to the MedImmune Patent Rights or the Molecule. No patent or patent application within the MedImmune Patent Rights is the subject of any pending or, to the knowledge of MedImmune, threatened interference, opposition, cancellation, protest, inventorship dispute or other challenge or adversarial proceeding. The MedImmune Patent Rights are free of any and all liens and encumbrances. No claim or litigation has been brought or, to MedImmune’s knowledge, threatened by any Third Party alleging that (a) the MedImmune Patent Rights are invalid, unpatentable or unenforceable, (b) the MedImmune Intellectual Property or the licensing or exploiting of the MedImmune Intellectual Property violates, infringes, misappropriates or otherwise conflicts or interferes with any intellectual property or proprietary right of any Third Party or (c) any Third Party has any right, title, or interest in, to, and under any MedImmune Intellectual Property.

11.2.4.  Claims; Judgments. There are no claims, judgments or settlements against or owed by MedImmune or pending or, to the knowledge of MedImmune, threatened claims or litigation relating to the MedImmune Intellectual Property.

11.2.5.  Disclosure. To the knowledge of MedImmune, MedImmune has disclosed to Aevi all material information and data (including without limitation all communications with or from the FDA or any other Regulatory Authority) relating to the results of all preclinical studies and clinical trials involving the Molecule. MedImmune has provided to Aevi all reports and data collections containing information about adverse safety issues (including adverse drug experiences) related to the Molecule of which MedImmune has knowledge. MedImmune represents that (a) to its knowledge, it has not failed to furnish Aevi with any information requested by Aevi or (b) intentionally concealed from Aevi any information in MedImmune's possession which would be reasonably likely to be material to Aevi's decision to enter into this Agreement and undertake the commitments and obligations set forth herein.

11.2.6.  Debarment and Compliance. Neither MedImmune nor any of its Affiliates nor any of their respective directors, officers, employees, or consultants, and, to its knowledge based upon reasonable inquiry, any Third Party (and its directors, officers, employees and consultants), in each case who were responsible for the Development of the Product prior to the Agreement Effective Date: (a) were are debarred under Section 306(a) or 306(b) of the FD&C Act; (b) have been charged with, or convicted of, any felony or misdemeanor under Applicable Laws related to any of the following: (i) the development or approval of any drug product or the regulation of any drug product under the FD&C Act; or (ii) a conspiracy to commit, aid or abet the development or approval of any drug product or regulation of any drug product; or (b) is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any United States federal or state health care programs (including convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any United States federal procurement or non-procurement programs

11.2.7.  Securities Law Compliance. MedImmune has been advised that the Shares, when they are initially issued pursuant to this Agreement, will not be registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Shares to be acquired by MedImmune hereunder will be acquired for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and, as of the Agreement Effective Date and License Effective Date, MedImmune has no present intention of selling, granting any participation in, or otherwise distributing the same. MedImmune has such knowledge and experience in financial and business matters that MedImmune is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing MedImmune’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time. MedImmune is an “Accredited Investor” as such term is defined in Rule 501(a) under the Securities Act.

11.2.8.  Access to Information. MedImmune acknowledges and agrees that (a) it has been furnished with all materials it considers relevant to making an investment decision with respect to the issuance of Shares and has had the opportunity to review (and has carefully reviewed) Aevi’s filings and submissions with the SEC, including, without limitation, all information filed or furnished pursuant to the Exchange Act (collectively, the “Public Filings”), (b) MedImmune has had an opportunity to ask questions of Aevi concerning the company, its business, operations, financial performance, financial condition and prospects, and to obtain from Aevi any information that it considers necessary in making an informed investment decision and to verify the accuracy of the information set forth in the Public Filings, (c) MedImmune has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved with respect to the issuance of Shares and to make an informed investment decision with respect to such issuance, (d) MedImmune is not relying, and has not relied, upon any statement, advice (whether accounting, tax, financial, legal or other), representation or warranty made by Aevi or any of its affiliates or representatives or any other entity or Person, other than statements in the Public Filings or statements, representations and warranties, as applicable, in this Agreement, (e) to MedImmune’s knowledge, no statement or written material contrary to the Public Filings has been made or given to MedImmune by or on behalf of Aevi, and (f) MedImmune is able to fend for itself with respect to the issuance of Shares, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in Aevi and has the ability to bear the economic risks of its investment and can afford the complete loss of such investment.

11.2.9.  Tax Advisors. MedImmune has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by the issuance of Shares. With respect to such matters, MedImmune relies solely on any such advisors and not on any statements or representations of Aevi or any of its agents, written or oral. MedImmune understands that it (and not Aevi) shall be responsible for its own tax liability that may arise as a result of this investment and the transactions contemplated by the issuance of Shares.

11.3.        Aevi Representations and Warranties. Aevi represents and warrants to MedImmune that as of the Agreement Effective Date of this Agreement and as of the date the Shares are issued pursuant to Section 7.1.2:

11.3.1.  Issuance of the Shares. The issuance of the Shares has been duly authorized by all necessary Board and shareholder action and the Shares, when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and non-assessable and free and clear of all liens, other than restrictions on transfer imposed by applicable securities laws.

11.3.2.  SEC Reports; Disclosure Materials. Aevi has filed all reports, schedules, forms, statements, and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the 24 months prior to the Agreement Effective Date on a timely basis or has received a valid extension of such time of filing and has made any such filings prior to the expiration of any such extension. As of their respective filing dates, the Public Filings complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder. Since the date of the last audited financial statements included within the Public Filings, except as specifically disclosed in the Public Filings, there has been no event, occurrence or development that has had or that could reasonably be expected to result in a material adverse effect on Aevi’s business, assets (including intangible assets), liabilities, financial condition, results of operations or prospects.

11.3.3.  Private Placement. Assuming the accuracy of MedImmune’s representations and warranties set forth in Section 11.2 of this Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by Aevi to MedImmune under this Agreement.

11.3.4.  Shell Company Status. Aevi is not, and has never been, an issuer identified in Rule 144(i)(1).

11.3.5.  Investment Company. Aevi is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

11.3.6.  Listing and Maintenance Requirements. Aevi’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and Aevi has taken no action designed to terminate the registration of the Common Stock under the Exchange Act nor has Aevi received any written notification that the SEC is contemplating terminating such registration. Other than as disclosed in the Public Filings, Aevi has not, in the past twelve (12) months preceding the Agreement Effective Date, received written notice from the Nasdaq Global Market or any other trading market on which the Common Stock is listed or quoted to the effect that Aevi is not in compliance with the listing or maintenance requirements of such trading market.

11.3.7.  Disclosure. Aevi understands and confirms that MedImmune will rely on the representations in this Agreement in making its investment decision with respect to the Shares. The disclosures contained in Aevi’s Public Filings are true and correct in all material respects and do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

11.4.        Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY TECHNOLOGY OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY PRODUCT UNDER THIS AGREEMENT WILL BE SUCCESSFUL. AEVI AGREES THAT (A) MEDIMMUNE WILL HAVE NO LIABILITY TO AEVI FOR ANY ACT OR OMISSION IN THE PREPARATION, FILING, PROSECUTION, MAINTENANCE, ENFORCEMENT, DEFENSE, OR OTHER HANDLING OF THE MEDIMMUNE PATENT RIGHTS PRIOR TO THE EFFECTIVE DATE; AND (B) ASSUMING THE ACCURACY OF MEDIMMUNE’S REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 11.2, AEVI IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER THE MEDIMMUNE INTELLECTUAL PROPERTY HAS APPLICABILITY OR UTLITY IN AEVI’S CONTEMPLATED EXPLOITATION OF THE MOLECULE OR THE PRODUCTS AND ASSUMES ALL RISK AND LIABILITY IN CONNECTION WITH SUCH DETERMINATION.

11.5.        No Consequential Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 11.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY OR TO LIMIT A PARTY’S LIABILITY FOR BREACHES OF ITS OBLIGATION REGARDING CONFIDENTIALITY UNDER Article 9.

11.6.        Indemnification and Insurance.

11.6.1.  Indemnification by Aevi. Aevi shall indemnify, hold harmless, and defend MedImmune, its Affiliates, and their respective directors, officers, employees and agents (“MedImmune Indemnitees”) from and against any and all damages, settlements, costs (including without limitation reasonable legal expenses, costs of litigation and reasonable attorneys’ fees) or judgments of any kind (collectively, “Losses”) arising out of any Third Party claim, suit or proceeding, whether for money or equitable relief (each, a “Third Party Claim”), to the extent arising out of or resulting from, directly or indirectly: (a) any material breach of, or inaccuracy in, any representation or warranty made by Aevi in this Agreement, or any breach or violation of any covenant or agreement of Aevi or any of its Affiliates or sublicensees in or pursuant to this Agreement, (b) the negligence or willful misconduct by or of Aevi or its Affiliates, and their respective directors, officers, employees and agents, (c) the Development, Manufacturing and/or Commercialization of the Product by Aevi or its Affiliates or sublicensees (including product liability) during the Term, and (d) any untrue or alleged untrue statement of a material fact contained in the Registration Statement or any successor registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that Aevi will have no obligation to provide any indemnification hereunder to the extent that any such Losses (or actions or proceedings in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, prospectus, or any preliminary prospectus or any amendment thereof or supplement thereto, in reliance upon and in substantial conformity with information furnished in writing to Aevi by MedImmune or any of its Affiliates for use therein.

11.6.2.  Indemnification by MedImmune. MedImmune shall indemnify, hold harmless, and defend Aevi, its Affiliates and their respective directors, managers, officers, employees and agents (“Aevi Indemnitees”) from and against any and all Losses arising out of any Third Party Claims to the extent arising out of or resulting from, directly or indirectly, (a) any material breach of, or inaccuracy in, any representation or warranty made by MedImmune in this Agreement, or any breach or violation of any covenant or agreement of MedImmune in or pursuant to this Agreement, (b) the negligence or willful misconduct by or of MedImmune, its Affiliates, and their respective directors, officers, employees and agents, (c) the Development, Manufacture, and/or Commercialization of any Product by or on behalf of MedImmune or its Affiliates or licensees (other than Aevi and its Affiliates), (d) the use, reliance, practice or exploitation of any Aevi Intellectual Property by MedImmune, its Affiliates and/or sublicensees of MedImmune, and (e) any untrue or alleged untrue statement of a material fact contained in the Registration Statement or any successor registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information furnished in writing to Aevi by MedImmune or any of its Affiliates for use therein.

11.6.3.  Indemnification Procedure. In the event of any Third Party Claim against any Aevi Indemnitee or MedImmune Indemnitee (individually, an “Indemnitee”), the indemnified Party shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the investigation and defense of the Third Party Claim and its settlement; provided that the failure to so notify promptly shall not relieve the indemnifying Party of its obligations under this Section 11.6 except to the extent of the actual prejudice suffered by such Party as a result of such failure. The Indemnitee shall cooperate with the indemnifying Party and may, at its option and expense, be represented in any such action or proceeding. The indemnifying Party shall not be liable for any settlements, litigation costs or expenses incurred by any Indemnitee without the indemnifying Party’s written authorization. Notwithstanding the foregoing, if the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in Section 11.6 or Section 11.6.2 may apply, the indemnifying Party shall promptly notify the Indemnitees, which shall then have the right to be represented in any such action or proceeding by separate counsel at their expense; provided that the indemnifying Party shall be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party. The indemnifying Party shall not effect any settlement of any such claims without the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

Article 12
MISCELLANEOUS PROVISIONS

12.1.        Governing Law. This Agreement shall be construed and the respective rights of the Parties determined according to the substantive laws of the State of Delaware notwithstanding the provisions governing conflict of laws under the law of any jurisdiction to the contrary.

12.2.        Jurisdiction; Venue; Service of Process.

12.2.1.  Jurisdiction. Each Party by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware or the United States District Court with jurisdiction over Delaware for the purpose of any claim, controversy, action, cause of action, suit or litigation (“Action”) between the Parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts or to obtain emergency or temporary injunctive relief.

12.2.2.  Venue. Each Party agrees that for any Action between the Parties arising in whole or in part under or in connection with this Agreement, such Party may bring Actions only in the State of Delaware. Each Party further waives any claim and shall not assert that venue should properly lie in any other location within the selected jurisdiction.

12.2.3.  Service of Process. Each Party hereby (a) consents to service of process in any Action between the Parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Delaware law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.5, shall constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

12.3.        Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior, written consent of the other Party. Notwithstanding the foregoing, (a) MedImmune may monetize the value of its royalty stream, Milestone Payments and other payments under this Agreement by assigning to a Third Party the right to receive royalties, Milestone Payments and other payments and the right to receive royalty reports from Aevi; provided that MedImmune gives sixty (60) days’ prior written notice to Aevi, and (b) either Party may, without the other Party’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or pursuant to a Change of Control. The assigning Party shall remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned to such assignee. Without limiting the foregoing, MedImmune shall not assign or transfer any of its rights in or to the MedImmune Intellectual Property to any Third Party other than a Third Party to which it is assigning this Agreement in its entirety.

12.4.        Amendments. This Agreement and the Schedules and Exhibits referred to in this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous arrangements with respect to the subject matter hereof, whether written or oral, including the Confidentiality Agreement. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

12.5.        Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and (a) delivered by hand, or (b) sent by internationally recognized delivery service and shall be deemed to have been properly served to the addressee upon receipt of such written communication or refusal to accept delivery, to the following addresses:

If to MedImmune:	MedImmune Limited
1 Francis Crick Avenue
Cambridge Biomedical Campus Cambridge
CB2 0AA
England
Attention: Vice President, Scientific Partnering and Alliances

with a copy (which shall not constitute notice) to:	AstraZeneca UK Limited
Corporate Legal
Middlewood Court, Silk Road
Macclesfield, Cheshire
SK10 2NA
England
Email: legalnotices@astrazeneca.com
Attention: Assistant General Counsel

If to Aevi:	Aevi Genomic Medicine, Inc.
435 Devon Park Drive, Suite 715
Wayne, Pennsylvania 19087 USA
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:	Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, Pennsylvania 19312 USA
Attention: Brian M. Katz, Esq.

  Either Party may change its address to which notices shall be sent by giving notice to the other Party in the manner herein provided.

12.6.        Force Majeure. The failure of either Party to timely perform any obligation under this Agreement by reason of epidemic, earthquake, riot, civil commotion, fire, act of God, war, terrorist act, strike, flood, or governmental act or restriction, or other cause that is beyond the reasonable control of and without the fault or negligence of the respective Party (such reasons or causes being “Force Majeure”), shall not be deemed to be a material breach of this Agreement, but shall be excused to the extent and for the duration of such Force Majeure, and the affected Party shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities) and shall use its Commercially Reasonable Efforts to avoid or remove such Force Majeure. If the performance of any such obligation under this Agreement is delayed owing to Force Majeure for any continuous period of more than one hundred eighty (180) days, the Parties shall consult with respect to an equitable solution.

12.7.        Compliance with Export Regulations. Neither Party shall export any technology licensed to it by the other Party under this Agreement except in compliance with US export laws and regulations.

12.8.        Independent Contractors. It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either MedImmune or Aevi to act as agent for the other. Nothing in this Agreement shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees for any purpose, including tax purposes, or to create any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

12.9.        Further Assurances. Each Party shall execute, acknowledge and/or deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.10.      No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

12.11.      Performance by Affiliates. MedImmune recognizes that Aevi may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that Aevi will remain responsible for the performance by its Affiliates as if such obligations were performed by Aevi.

12.12.      Construction. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, and the use of any gender will be applicable to all genders. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein means including, without limiting the generality of any description that precedes such term, and will be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import regardless of whether such words are actually written there (and drawing no implication from the actual inclusion of such phrase in some instances after the word “including” but not others). References to “Article”, “Articles”, “Section”, Sections”, “Schedule” or “Schedule” “Exhibit” or “Exhibits” are references to the numbered Article(s), Section(s), Schedule(s) or lettered Exhibit(s) of this Agreement, unless expressly stated otherwise. Except where the context otherwise requires, (a) references to a particular law, rule or regulation mean such law, rule or regulation as in effect as of the relevant time, including all rules and regulations thereunder and any successor law, rule or regulation in effect as of the relevant time, and including the then-current amendments thereto; (b) the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”; (c) whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified, and if a period of time is specified and dates from a given day or Business Day, or the day or Business Day of an act or event, it is to be calculated exclusive of that day or Business Day; (d) references to a particular person or entity include such person’s or entity’s successors and assigns to the extent not prohibited by this Agreement; (e) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein will be interpreted in a correlative manner; and (f) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits).

12.13.      Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

12.14.      No Implied Waivers; Rights Cumulative. No failure on the part of MedImmune or Aevi to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

12.15.      Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity, illegality or unenforceability of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

12.16.      No Third Party Beneficiaries. No Person, other than Aevi, MedImmune and their respective Affiliates and the Indemnitees under Article 11 and any permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

12.17.      Dispute Resolution. With respect to any disputes between the Parties concerning this Agreement, the dispute shall be submitted to escalating levels of Aevi and MedImmune senior management for review. If the dispute cannot be resolved despite such escalation, then the matter may be referred by either Party to the Executive Officers to be resolved by negotiation in good faith as soon as is practicable but in no event later than thirty (30) days after referral. Such resolution, if any, by the Executive Officers shall be final and binding on the Parties. If the Executive Officers are unable to resolve such dispute within such thirty (30) day period, each Party will be free to pursue all rights available to it under law or equity, provided that it has complied with this Section 12.17. Notwithstanding the foregoing, either Party may seek emergency or temporary injunctive relief in any court of competent jurisdiction.

12.18.      Execution in Counterparts. This Agreement may be executed in any number of counterparts and by facsimile signature, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

(signature page follows)

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Agreement Effective Date.

AEVI GENOMIC MEDICINE, INC.		MEDIMMUNE LIMITED

By:	/s/ Michael F. Cola	By:	/s/ Adrian Kemp
Name:	Michael F. Cola	Name:	Adrian Kemp
Title:	President and Chief Executive Officer	Title:	Company Secretary

[Signature Page to Option and License Agreement]

SCHEDULE 2.1.46

MEDIMMUNE KNOW-HOW

The Parties agree to produce a definitive listing of the MedImmune Know-How with (***) after the Agreement Effective Date. Such listing will contain, to the knowledge of MedImmune, substantially all the Know-How Controlled by MedImmune as of the Agreement Effective Date with respect to the Molecule excluding MedImmune Excluded IP including:

1.	All study reports and databases in respect of in vitro (with respect to molecule efficacy) and animal testing of the Molecule.

2.	Copies of all correspondence to or from any Regulatory Authority concerning the Molecule and clinical testing thereof.

3.	Copies of the INDs filed with the Regulatory Authorities in the United Kingdom and the Republic of South Africa with respect to the Molecule and under which the clinical trial entitled “Phase I study to evaluate the safety and tolerability of single ascending intravenous doses of MEDI2338 in subjects with stable, mild to moderate chronic obstructive pulmonary disease (COPD)” was performed.

4.	All study reports and databases in respect of the clinical trial referred to in Paragraph 3.

5.	A listing of media and feeds (other than those included in the MedImmune Excluded IP) useful in propogating the Cell Lines.

6.	The manufacturing batch records for the Cell Line, Antibody Material and Clinical Material, redacted to excluded MedImmune Excluded IP.

7.	Reference standards for the Molecule.

Schedule 2.1.47

MedImmune Patent Rights

Country	Filing Date	Filing Number	Grant Number	Grant Date	Status	Expiry
(***)	(***)	(***)	(***)	(***)	(***)	(***)
(***)	(***)	(***)	(***)	(***)	(***)	(***)
(***)	(***)	(***)	(***)	(***)	(***)	(***)
(***)	(***)	(***)	(***)	(***)	(***)	(***)
(***)	(***)	(***)	(***)	(***)	(***)	(***)

SCHEDULE 4.2

ANTIBODY MATERIAL TO BE PROVIDED TO AEVI

Drug Name	Amount	Manufacture Date
(***)	(***)	(***)
(***)	(***)	(***)

SCHEDULE 4.3

CELL LINE TO BE PROVIDED TO AEVI

Description	Lot No.	Quantity	Storage Temperature	Storage Location
(***)	(***)	(***)	(***)	(***)
(***)	(***)	(***)	(***)	(***)

EXHIBIT A

Press Release

Aevi Genomic Medicine Enters into License Agreement with AstraZeneca for Anti-IL-18 Antibody

Plan to enter Phase 2 in Adult Onset Still’s Disease and other serious rare and orphan diseases

August 6, 2019 -- Aevi Genomic Medicine, Inc. (NASDAQ: GNMX, “Aevi”) today announced that it has obtained the right to exercise an exclusive global license for MEDI2338, a Phase 2-ready fully human monoclonal antibody (mAb) that targets interleukin 18 (IL-18). The Company plans to initially develop MEDI2338 for adult onset Still’s disease (AOSD), a serious rare and orphan rheumatological disease with no currently approved biologic therapies in the US. Further development for several other rare autoinflammatory disorders that are driven by IL-18 will follow.

Under the terms of the agreement, Aevi will have the right to exercise an exclusive global license to develop and commercialize MEDI2338. The Company will pay a combined mid-single digit millions in cash and equity upon exercise of the option, up to $162 million upon achievement of certain development and sales-related milestones and tiered low double-digit royalties on global annual product sales. Exercising the option is contingent on Aevi securing additional funding. The Company will be fully responsible for the development and commercialization of the program.

“We are very excited to license this program from AstraZeneca and look forward to advancing this potential rare disease therapy into clinical development,” said Garry Neil, M.D., Chief Scientific Officer at Aevi Genomic Medicine. “AOSD is a rare, life-altering inflammatory disease characterized by fevers, rash and joint pain and striking elevation of IL-18. Many patients also suffer liver, cardiopulmonary and renal complications. Patients have limited available therapeutic options. Because IL-18 appears to play a central role in the disease, we believe that MEDI2338 could prove to be an effective treatment for these patients. A clear mechanism of action and safety profile have already been established in patients.”

About Adult Onset Still’s Disease (AOSD)

Adult onset Still’s disease (AOSD) is a rare and severe autoinflammatory disease affecting adults. The disease is similar to systemic onset juvenile idiopathic arthritis (sJIA), that affects children. The etiology of AOSD is unknown with both genetic and infectious factors being implicated. The hallmarks of the disease are persistent daily fever, rash and arthralgias. Many patients suffer complications including splenomegaly, heart and liver disease. Some AOSD patients develop macrophage activation syndrome, a severe acute complication that may cause rapid multi-organ failure and even death.

About MEDI2338

MEDI2338 is a fully human anti-IL-18 monoclonal antibody which binds IL-18. Aevi Genomic Medicine will exclusively license the composition of matter patents, and the Company expects to establish new biological product exclusivity for 12 years from the date of FDA approval of the antibody in the U.S., and at least 10 years from the date of first authorization in Europe.

About Aevi Genomic Medicine, Inc.

Aevi Genomic Medicine, Inc. is dedicated to unlocking the potential of genomic medicine to translate genetic discoveries into novel therapies. Driven by a commitment to patients with pediatric onset life-altering diseases, the Company’s research and development efforts include working with the Center for Applied Genomics (CAG) at Children’s Hospital of Philadelphia (CHOP) to leverage novel genetic discoveries to progress our genomic medicine strategy

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company's financial position, its development and business strategy, its product candidates and the plans and objectives of management for future operations. The Company intends that such forward-looking statements be subject to the safe harbors created by such laws. Forward-looking statements are sometimes identified by their use of the terms and phrases such as "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning, "expect," "believe," "will," "will likely," "should," "could," "would," "may" or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

CONTACT:

Aevi Genomic Medicine, Inc.

Mike Cola

Mike.cola@aevigenomics.com

Westwicke Partners

Chris Brinzey

+1-339-970-2843

Chris.brinzey@westwicke.com

MEDIA INQUIRIES:

FTI Consulting

Irma Gomez-Dib

+1-212-850-5761

+1-415-706-9155

http://irma.gomez-dib@fticonsulting.com

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